Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

NATIONAL PATENT DEVELOPMENT CORPORATION

NPT ADVISORS INC.

THE WINTHROP CORPORATION

and

PETER M. DONOVAN,

as the

SECURITYHOLDERS’ REPRESENTATIVE

Dated as of June 18, 2012

Exhibits:

Exhibit A — Form of Support Agreement

Exhibit B — Form of Investors’ Rights Agreement

Exhibit C — Form of Parent Closing Certificate

Exhibit D — Form of Company Closing Certificate

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 18, 2012, is entered into by and among National Patent Development Corporation, a Delaware corporation (“Parent”), NPT Advisors Inc., a Delaware corporation (“MergerSub”), The Winthrop Corporation, a Connecticut corporation (the “Company”), and Peter M. Donovan, acting in his capacity as representative of the Securityholders in connection with the Transactions contemplated by this Agreement (the “Securityholders’ Representative”).  Parent, MergerSub, the Company and the Securityholders’ Representative are sometimes referred to herein as a “Party” or collectively as the “Parties.”

RECITALS:

WHEREAS, Parent and the Company wish to effect a business combination through a merger of MergerSub with and into the Company (the “Merger”), with the Company continuing as the surviving entity (the “Surviving Entity”), on the terms and conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”) and the Connecticut Business Corporation Act (the “CBCA”);

WHEREAS, the Board of Directors of Parent has unanimously determined that the issuance and payment of the Merger Consideration, and the Merger, this Agreement and all other Transactions contemplated hereby, are in the best interests of Parent and its stockholders and has approved this Agreement, the Merger and the other Transactions contemplated hereby;

WHEREAS, the Board of Directors of MergerSub has unanimously determined that the Merger, this Agreement and all other Transactions contemplated hereby are in the best interests of MergerSub and its stockholder and has approved this Agreement, the Merger and the other Transactions contemplated hereby;

WHEREAS, Parent, as the sole stockholder of MergerSub, has approved this Agreement, the Merger and the other Transactions contemplated hereby;

WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement, the Merger and the other Transactions contemplated hereby, declared this Agreement, the Merger and the other Transactions contemplated hereby to be advisable and in the best interests of the Securityholders and recommended that the Securityholders approve this Agreement, the Merger and the other Transactions contemplated hereby at a meeting of the stockholders of the Company to be duly called by the Board of Directors of the Company;

WHEREAS, as a condition and inducement to Parent and MergerSub entering into this Agreement, within thirty (30) days of the date hereof, the Company shall use its commercially reasonable efforts to deliver to Parent for its acceptance, execution and delivery, a support agreement in the form attached hereto as Exhibit A (the “Support Agreement”), pursuant to which the Support Agreement Securityholders (as defined below) agree to, among other things, the indemnification provisions contained in Article X of this Agreement, which Support Agreement shall be executed and delivered by Securityholders of the Company who hold in the aggregate no less than ninety-two percent (92%) of the outstanding voting power of the Company immediately prior to the Effective Time (such Securityholders executing and delivering the Support Agreement, the “Support Agreement Securityholders”);

WHEREAS, at or prior to the Closing, Parent, the Key Company Employees and each of the individuals receiving shares of Parent Common Stock pursuant to Section 8.4 hereto shall deliver the investors’ rights agreement (the “Investors’ Rights Agreement”), in the form attached hereto as Exhibit B, setting forth the restrictions on transfer of the Parent Common Stock issued to such Securityholders in connection with the Transactions set forth herein;

WHEREAS, as a condition and inducement to Parent and MergerSub entering into this Agreement, Parent and the Company have entered into employment agreements (the “Key Employment Agreements”) on the date hereof with each of the Key Company Employees (as defined herein);

WHEREAS, simultaneously with the execution of this Agreement, each of the Key Company Employees is entering into certain non-competition and non-solicitation agreements (the “Non-Competition and Non-Solicitation Agreements”) with Parent;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.                                   Definitions.  As used in this Agreement, the following terms have the meanings ascribed thereto below:

“2009 Rules” has the meaning set forth in Section 14.10(b).

“AAA” has the meaning set forth in Section 14.10(a).

“Accredited Investor” has the meaning set forth in Section 3.1(d).

“Adjustment Report” has the meaning set forth in Section 4.3(a).

“Advisers Act” shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“Advisory Contracts” means any investment management, advisory or other similar contract or agreement pursuant to which the Company and/or its Subsidiaries provide Investment Management Services to Clients of the Company and/or its Subsidiaries, including, without limitation, any “side letters” relating thereto.

“Advisory Entities” shall mean the Company and any of the Subsidiaries of the Company who are registered under the Advisers Act as an investment adviser.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreed Claims” has the meaning set forth in Section 10.5(e).

“Agreement” has the meaning set forth in the preamble hereto.

“Applicable Securities Laws” shall mean the Advisers Act, the Investment Company Act, the Exchange Act, the Securities Act, and securities regulations and other applicable Laws relating to securities, commodities, broker-dealers, investment companies or investment advisers.

“Approval Schedule” has the meaning set forth in Section 4.3(b).

“Balance Sheet Date” has the meaning set forth in Section 5.6.

“Baseline Client” has the meaning set forth in Section 4.1.

“Baseline Revenues” has the meaning set forth in Section 4.1.

“Baseline Schedule” has the meaning set forth in Section 4.3(a)(i).

“Benefit Plan Fiduciary Laws” has the meaning set forth in Section 5.31(b).

“Bonus/Expenses Pool” has the meaning set forth in Section 8.4.

“Bonus Schedule” has the meaning set forth in Section 8.4.

“Book-Entry Company Shares” has the meaning set forth in Section 3.2(c).

“Business Day” means a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by Law to be closed.

“Cash Consideration” has the meaning set forth in Section 3.1(c)(i).

“Cash Election” has the meaning set forth in Section 3.1(e).

“Cash Election Shares” has the meaning set forth in Section 3.1(e).

“CBCA” has the meaning set forth in the recitals hereto.

“Certificate” has the meaning set forth in Section 3.1(c).

“Certificates of Merger” has the meaning set forth in Section 2.3.

“Claim Certificate” has the meaning set forth in Section 10.5(a).

“Client” means any client of the Company and/or its Subsidiaries to which the Company and/or its Subsidiaries render Investment Management Services, including, without limitation, any Fund.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Price” means, on any day, the reported closing sales price or, in case no such sale takes place, the average of the reported closing bid and asked price on the principal national securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation for such stock on the National Association of Securities Dealers, Inc., Automated Quotation System (including, without limitation, the National Market Systems) or any system then in use, or, if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors of Parent in good faith.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning set forth in the preamble hereto.

“Company Certificate of Merger” has the meaning set forth in Section 2.3.

“Company Class A Common Stock” means the Class A Common Stock of the Company, par value $1.00.

“Company Class B Common Stock” means the Class B Common Stock of the Company, par value $1.00.

“Company Class C Common Stock” means the Class C Common stock of the Company, par value $1.00.

“Company Common Stock” means the (i) Company Class A Common Stock, (ii) Company Class B Common Stock and (iii) Company Class C Common Stock.

“Company Intellectual Property” has the meaning set forth in Section 5.9(a).

“Company Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall constitute or be taken into account on determining whether there exists or has occurred a Company Material Adverse Effect:  (a) the effect of any action taken by Parent or its Affiliates with respect to the Transactions contemplated hereby or with respect to the Company and/or any of its Subsidiaries; (b) the effect of any changes in applicable Laws, accounting rules, general economic conditions (or changes in such conditions), or conditions (or changes in such conditions) in the securities market, credit markets, currency markets or other financial markets, (c) any effect resulting from the public announcement of, compliance with the terms of, or the consummation of the Transactions contemplated by this Agreement; or (d) any effect resulting from changes in political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any material escalation or worsening of any such acts of war, sabotage or terrorism); provided, that, in the case of clauses (b) and (d), such effect does not materially disproportionately affect the Company as compared to other participants in the segments of the Investment Advisory Services industry in which the Company operates.

“Company Stock Option” has the meaning set forth in Section 3.5.

“Consent” has the meaning set forth in Section 5.4.

“Consent Period” means the longer of (i) the aggregate period provided for in Section 7.3(c) from the provision of the Transaction Notice and sixty (60) days after provision of the Negative Consent Notice, and (ii) the latest of the meeting date(s) set by the Funds’ boards of trustees on which the Funds’ shareholders will be requested to vote to approve new Advisory Contracts, and any adjournment or postponement of any such meeting.

“Continuing Baseline Client” has the meaning set forth in Section 4.1.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Employee Benefit Plans listed on Schedule 5.20(a).

“Current Assets” means the aggregate amount of cash, short term investments, accounts receivable and prepaid and other current assets of the Company and its Subsidiaries (but shall not include deferred Tax assets).

“Current Liabilities” means the aggregate amount of accounts payable, accrued expenses, deferred revenue and other current liabilities of the Company and its Subsidiaries (but shall not include any deferred Tax liabilities).

“Delivered Baseline Client Revenues” has the meaning set forth in Section 4.1.

“Delivered New Client Revenues” has the meaning set forth in Section 4.1.

“Delivered Revenues” has the meaning set forth in Section 4.1.

“Designated Person” has the meaning set forth in Section 14.6(b).

“DGCL” has the meaning set forth in the recitals hereto.

“Dispute” has the meaning set forth in Section 14.10(a).

“Dissenting Shares” has the meaning set forth in Section 3.4.

“Effective Time” has the meaning set forth in Section 2.3.

“Election Deadline” has the meaning set forth in Section 3.2(c).

“Election Record Date” means the date that is five (5) Business Days prior to the Mailing Date.

“Employee Benefit Plan” means any employee benefit plan, program, policy, practices or other arrangement, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy, that provides benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute.

“Employment Agreement” means a written contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, or (b) circumstances forming the basis of any violation of any Environmental Law.

“Environmental Laws” means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including without limitation, laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“Equity Interest” means, with respect to an entity, any type of equity ownership in such entity, including partnership interests in a general partnership or limited partnership, membership interests in a limited liability company, stock or similar security in a corporation or the comparable instruments for any other entity or any other interest entitling the holder thereof to participate in the profits of such entity, the proceeds or the disposition of such entity or any portion thereof to vote for the governing body of such entity.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“ERISA Client” means any Client that is a “benefit plan investor,” within the meaning of 29 C.F.R. § 2510.3 101(f)(2) or Section 3(42) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 3.2(a).

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Fiduciary Violation” has the meaning set forth in Section 5.31(b).

“Financial Statements” has the meaning set forth in Section 5.6.

“Form of Election” has the meaning set forth in Section 3.2(b).

“Fund” means any Clients that are “investment companies” (as defined in the Investment Company Act) registered under the Investment Company Act.

“Fundamental Representations” means those representations and warranties (i) of the Company set forth in Section 5.1 (Organization), Section 5.2 (Authority and Enforceability), Section 5.5 (Capitalization), Section 5.12 (Tax Matters), Section 5.14 (Brokers) and Section 5.31 (ERISA Compliance); and (ii) of Parent and MergerSub set forth in Section 6.1 (Organization), Section 6.2 (Authority and Enforceability), Section 6.4 (Capitalization of Parent and MergerSub), and Section 6.7 (Brokers).

“Fully-Diluted Shares” means the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.1(b)).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any United States, non-United States or multi-national government entity, body or authority, including (i) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (ii) any non-United States or multi-national government or governmental authority or any political subdivision thereof, (iii) any United States, non-United States or multi-national regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or Taxing Authority or power, including any court, tribunal, commission or arbitrator, (iv) any self-regulatory organization or (v) any official of any of the foregoing.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law.

“Indebtedness” means, without duplication, with respect to any Person (i) all obligations for borrowed money or extensions of credit (including bank overdrafts and advances), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations as lessee capitalized in accordance with GAAP, (v) all obligations of others secured by a Lien on any asset, whether or not such obligations are assumed, (vi) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (vii) all obligations in respect of bankers’ acceptances and under reverse repurchase agreements, and (viii) all obligations in respect of futures contracts, swaps, other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date).

“Indemnified Executive” shall mean each present and former director and officer of the Company or any of its Subsidiaries.

“Indemnified Parties” means, as the case may be, for purposes of Article X hereto, either the Support Agreement Securityholders or the Parent Indemnified Parties.

“Indemnifying Parties” means, as the case may be, for purposes of Article X hereto, either Parent or the Support Agreement Securityholders.

“Independent Accounting Firm” has the meaning set forth in Section 4.3(a).

“Intellectual Property” means any of the following:  (a) trademarks and service marks, logos, trade dress, product configurations, trade names, corporate names and other indications of origin, together with any translations, adaptations, derivations, and combinations thereof, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) inventions (whether or not patentable), discoveries, improvements, ideas, know-how, formulae, methodologies, research and development, business methods, models, algorithms, systems, processes, technology, software (including the Software, password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data) and applications, patents or grants in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations-in-part, renewals or extensions; (c) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (d) copyrights in writings, designs, software (including the Software), mask works or other works, applications or registrations in any jurisdiction for the foregoing and all moral rights related thereto (e) rights of publicity and similar rights; (f) database rights; (g) Internet websites, web pages, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of the Company’s websites; (h) all similar proprietary rights; and (i) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“Investment Management Services” shall mean investment management or investment advisory services, including administrative services or any other services related to the provision of investment management or investment advisory services including, without limitation, any similar services deemed to be “investment advice” pursuant to the Advisers Act.

“Investor” has the meaning set forth in Section 3.3(a).

“Investors’ Rights Agreement” has the meaning set forth in the recitals hereto.

“Key Company Employees” means (i) Peter M. Donovan, (ii) Theodore S. Roman, (iii) Amit S. Khandwala, and (iv) M. Anthony E. van Daalen.

“Key Employment Agreements” has the meaning set forth in the recitals hereto.

“Knowledge” means, (i) in the case of any Person other than the Company that is not an individual, with respect to any matter in question, the actual knowledge without any actual inquiry of such Person’s executive officers and all other officers and managers having responsibility relating to the applicable matter and (ii) in the case of the Company, the actual knowledge of any of (a) Peter M. Donovan, (b) Theodore S. Roman, (c) Amit S. Khandwala, (d) M. Anthony E. van Daalen, (e) Gregory Smith, (f) Harold Kruitbosch (solely with respect to Sections 5.6, 5.21 and 5.29) and (g) A.M. (Terry) Moody III (solely with respect to representations and warranties relating to WISDI), in each case after reasonable inquiry by one of the aforementioned Persons of one or more appropriate employees of the Company who are, individually or collectively, generally responsible for, or otherwise primarily involved in, the subject matter of the particular representation of the Company that is qualified by “Knowledge.”

“Landlord Real Property Leases” has the meaning set forth in Section 5.11(b).

“Laws” means any laws (including common law), statutes, ordinances, regulations, rules, executive orders, and acts of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 5.11(b).

“Licensed Software” has the meaning set forth in Section 5.9(f).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or other) or conditional sale agreement (excepting infringement or similar encumbrances on Intellectual Property or related agreements).

“Listed Intellectual Property” has the meaning set forth in Section 5.9(b).

“Losses” has the meaning set forth in Section 10.2.

“Mailing Date” has the meaning set forth in Section 3.2(b).

“Management Change” shall mean with respect to each Client, the assignment (as such term is defined in the Advisers Act and, as applicable, the Investment Company Act) of its Advisory Contract resulting from the change in control of the Company and each Subsidiary of the Company pursuant to this Agreement.

“Merger” has the meaning set forth in the recitals hereto.

“Merger Consideration” means collectively and in the aggregate, the Cash Consideration and Stock Consideration.

“MergerSub” has the meaning set forth in the preamble hereto.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a plan described in Section 413(c) of the Code or that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“Negative Consent Notice” has the meaning set forth in Section 7.3(c).

“Net Closing Date Consideration” means the Purchase Price as adjusted pursuant to Article IV hereto.

“Net Working Capital” means, as of the applicable determination time, an amount equal to (i) Current Assets of the Company and its Subsidiaries as of such time, minus (ii) the Current Liabilities of the Company and its Subsidiaries as of such time, in each case determined on a consolidated basis in accordance with GAAP and on a basis consistent with the preparation of the December 31, 2011 balance sheet provided by the Company.

“Net Working Capital Baseline” has the meaning set forth in Section 4.3(a)(ii).

“Net Working Capital Baseline Schedule” has the meaning set forth in Section 4.3(a)(ii).

“New Client” has the meaning set forth in Section 4.1.

“No Election Shares” has the meaning set forth in Section 3.1(f).

“Non-Accredited Investor” has the meaning set forth in Section 3.1(c).

“Non-Competition and Non-Solicitation Agreements” has the meaning set forth in the recitals hereto.

“Offering Documents” shall mean, with respect to any Fund, each prospectus (which term, as used in this Agreement, shall include any related statement of additional information), as amended or supplemented, relating to such Fund.

“Parent” has the meaning set forth in the preamble hereto.

“Parent Certificate of Merger” has the meaning set forth in Section 2.3.

“Parent Common Stock” means the common stock, par value $.01 per share, of Parent.

“Parent Common Stock Price Per Share” means $2.00 per share of Parent Common Stock.  The price per share of Parent Common Stock shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Parent Common Stock occurring prior to the Effective Time.

“Parent Indemnified Parties” has the meaning set forth in Section 10.2.

“Parent Material Adverse Effect” means an event, change or occurrence which, individually or together with any other event, change or occurrence, has had or would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of Parent; provided, however, that none of the following shall constitute or be taken into account on determining whether there exists or has occurred a Parent Material Adverse Effect:  (a) the effect of any action taken by the Company or its Affiliates with respect to the Transactions contemplated hereby or with respect to Parent and/or any of its Subsidiaries; (b) the effect of any changes in applicable Laws, accounting rules, general economic conditions (or changes in such conditions), or conditions (or changes in such conditions) in the government securities market; (c) any effect resulting from the public announcement of, compliance with the terms of, or the consummation of the Transactions contemplated by this Agreement; (d) any effect resulting from changes in political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any material escalation or worsening of any such acts of war, sabotage or terrorism); or (e) the effect of any transaction approved by the Board of Directors of Parent (other than a transaction approved by the Board of Directors of Parent subsequent to December 31, 2011 and on or prior to the date of this Agreement), including, without limitation, any acquisition, incurrence of debt or securities issuance.

“Parent Preferred Stock” means the preferred stock, par value $.01 per share, of Parent.

“Parent SEC Documents” has the meaning set forth in Section 6.8(a).

“Party” has the meaning set forth in the preamble hereto.

“Permitted Liens” means (a) liens for utilities and current Taxes not yet due and payable, (b) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, landlord’s and other similar liens arising or incurred in the ordinary course of business not yet due and payable, (c) liens for Taxes being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person, (d) easements, restrictive covenants and similar encumbrances or impediments against any assets or properties of an entity and which individually or in the aggregate do not materially interfere with the business of such entity, and (e) minor irregularities and defects of title which individually or in the aggregate do not materially interfere with an entity’s business.

“Permitted Transferees” has the meaning set forth in Section 3.3(b).

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Pre-Closing Balance Sheet” has the meaning set forth in Section 4.3(c).

“Pre-Closing Taxes” means Taxes of the Company or for which the Company becomes liable with respect to a Tax period ending on or before the Closing Date and, in the case of a Straddle Period, the Taxes allocable pursuant to the following sentence to the portion of such Straddle Period ending on the Closing Date.  The portion of any Tax that is allocable to the portion of the Straddle Period ending on the Closing Date will be: (i) in the case of real property, personal property and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period up to and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the Straddle Period terminated at the close of business on the Closing Date, provided, however, that any transactions that occur on the Closing Date but after the Closing and that are not incurred in the ordinary course of business of the Company shall be considered to be attributable to the portion of the Straddle Period that commences on the day following the Closing Date.  For purposes of computing the Taxes attributable to the two portions of the Straddle Period, the amount of any item that is taken into account only once for each taxable period (e.g., the benefit of graduated tax rates, exemption amounts, etc.) shall be allocated between the two portions of the Straddle Period in proportion to the number of days in each portion.

“Proprietary Software” has the meaning set forth in Section 5.9(f).

“Proxy Statements” shall mean the proxy statements on Schedule 14A relating to the Management Change in respect of the Funds, which shall be prepared and filed with the SEC in accordance with Applicable Securities Laws and otherwise in the manner contemplated by this Agreement.

“PTE 84-14” has the meaning set forth in Section 5.31(c).

“Purchase Price” means $6,614,000.

“QPAM” has the meaning set forth in Section 5.31(c).

“Qualified Plan” has the meaning set forth in Section 5.20(c).

“Real Property Leases” has the meaning set forth in Section 5.11(b).

“Reduction Percentage” has the meaning set forth in Section 4.1.

“Regulatory Agencies” has the meaning set forth in Section 5.27(a).

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representative” means any directors, officers, employees, financial advisors, attorneys, accountants, agents or other representatives.

“Required Client Approval” shall mean, with respect to any (i) Fund, the requisite approval by the Board of Trustees and the “non-interested” Trustees of such Fund and the requisite approval of the shareholders of such Fund necessary in order to consummate the Management Change with respect to such Fund, including all such approvals as required by the Investment Company Act, and (ii) Client other than a Fund, the consummation of the process set forth in Sections 7.3(b) and 7.3(c).

“Required Financials” has the meaning set forth in Section 9.1(b).

“Research Revenue” shall mean revenue generated by the Company or any Subsidiary of the Company in respect of research/internet products and services, including but not limited to Wright Comprehensive Reports, Wright Core Reports and Wright Industry Average Reports.

“RSU” has the meaning set forth in Section 8.4.

“Satisfactory Internal Accounting Controls” has the meaning set forth in Section 5.21.

“Scheduled Contracts” has the meaning set forth in Section 5.13.

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.1(c).

“Securityholders” means the holders of Company Common Stock immediately prior to the Effective Time.

“Securityholders’ Representative” has the meaning set forth in the preamble hereto.

“Similar Law” means any law governing any governmental plan or employee benefit plan that is similar to the fiduciary provisions of ERISA or the prohibited transaction provisions of the Code.

“Software” has the meaning set forth in Section 5.9(f).

“Stock Consideration” has the meaning set forth in Section 3.1(c)(ii).

“Stock Election” has the meaning set forth in Section 3.1(d).

“Stock Election Shares” has the meaning set forth in Section 3.1(d).

“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” when used with respect to any Party, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such Party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Party or one or more Subsidiaries of such Party or by such Party and one or more Subsidiaries of such Party.

“Support Agreement” has the meaning set forth in the recitals hereto.

“Support Agreement Securityholders” has the meaning set forth in the recitals hereto.

“Surviving Entity” has the meaning set forth in the recitals hereto.

“SRO” shall mean a self-regulatory organization.

“Tax” means any federal, state, local or foreign tax, charge, duty, fee, levy or other assessment in the nature of a tax, including income, branch profits, gross receipts, license, payroll, employment, excise, escheat, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, ad valorem, alternative or add-on minimum, estimated or other tax, or like charges of any kind whatsoever, imposed by any Governmental Authority (“Taxing Authority”), and including any interest, penalty or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Taxing Authority.

“Tenant Real Property Leases” has the meaning set forth in Section 5.11(b).

“Transaction Notice” has the meaning set forth in Section 7.3(b).

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger and the other transactions contemplated thereby.

“Transfer” has the meaning set forth in Section 3.3(a).

“TSEE” has the meaning set forth in Section 5.32.

“Warranty Breach” has the meaning set forth in Section 10.2(a).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

“WISDI” means Wright Investors’ Service Distributors. Inc., a Subsidiary of the Company.

“WISI” means Wright Investors’ Service, Inc., a Subsidiary of the Company.

“Works” has the meaning set forth in Section 5.9(e).

Section 1.2.                                 Interpretation.

(a)                                 When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule (or the Disclosure Schedule, as applicable) to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(b)                                 The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II.

THE MERGER

Section 2.1.                                 Closing.  The closing of the Transactions contemplated hereby (the “Closing”) shall take place at 9:00 a.m. (New York, New York Time) on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Articles XI and XII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time or date is agreed to in writing by the Parties hereto, provided that the Closing shall not occur prior to the expiration of the Consent Period without the consent of the Company and Parent.  The date on which the Closing is held is herein referred to as the “Closing Date.”  The Closing will be held at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019, unless another place is agreed to in writing by the Parties hereto.

Section 2.2.                                 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the CBCA, at the Effective Time the Company and MergerSub shall consummate the Merger pursuant to which (i) MergerSub shall be merged with and into the Company and the separate corporate existence of MergerSub shall thereupon cease, and (ii) the Company shall be the Surviving Entity in the Merger. The Merger shall have the effects specified in the DGCL and the CBCA.

Section 2.3.                                 Effective Time.  On the Closing Date, (i) an authorized officer of MergerSub shall duly execute a certificate of merger (the “Parent Certificate of Merger”) and file such Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and (ii) an authorized officer of the Company and an authorized officer of MergerSub shall duly execute a certificate of merger (the “Company Certificate of Merger, and together with the Parent Certificate of Merger, the “Certificates of Merger”) and the Company shall file such Company Certificate of Merger with the Secretary of State of the State of Connecticut in accordance with the CBCA.  The Merger shall become effective at the time of the acceptance of such filings by each of the Secretary of State of the State of Delaware and the Secretary of State of the State of Connecticut, or at such subsequent time as Parent and the Company shall agree and shall specify in the Certificates of Merger (the date and time the Merger becomes effective being the, “Effective Time”).

Section 2.4.                                 Constituent Documents.  At the Effective Time, by virtue of the Merger and without any action on the part of MergerSub or the Company, the certificate of incorporation of the Surviving Entity shall be amended in its entirety to read as the certificate of incorporation of MergerSub, as in effect immediately prior to the Effective Time, until duly amended as provided therein or by applicable Laws.  Immediately following the Effective Time, the Board of Directors of the Surviving Entity shall amend and restate the bylaws of the Surviving Entity to be the same as the bylaws of MergerSub as in effect immediately prior to the Effective Time.  Notwithstanding the foregoing, the name of the Surviving Entity shall be “The Winthrop Corporation” and the certificate of incorporation and bylaws of the Surviving Entity shall so provide.

Section 2.5.                                 Board of Directors; Officers.  The Board of Directors of MergerSub immediately prior to the Effective Time shall be the Board of Directors of the Surviving Entity immediately after the Effective Time, each director to hold such office in accordance with the provisions of the bylaws of the Surviving Entity.  For so long as Peter M. Donovan holds Seven Hundred Fifty Thousand (750,000) shares of Parent Common Stock, and subject to the fiduciary duties of the Board of Directors of Parent, Parent shall (i) cause the Surviving Entity to include Peter M. Donovan and E. Packer Wilbur on the Board of Directors of the Surviving Entity and (ii) include Peter M. Donovan on the Board of Directors of Parent immediately after the Closing.  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Entity immediately after the Effective Time, each to hold such office in accordance with the provisions and bylaws of the Surviving Entity.

ARTICLE III.

EFFECT OF THE MERGER

Section 3.1.                                 Effect on Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the Securityholders or Parent:

(a)                                 Capital Stock of MergerSub.  Each share of capital stock of MergerSub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, become one (1) share of common stock, par value $.01 per share, of the Surviving Entity following the Merger, and such shares of common stock shall constitute the only outstanding equity securities of the Surviving Entity at such time.

(b)                                 Cancellation of Certain Shares of Company Common Stock.  Each share of Company Common Stock that is held in the treasury of the Company or owned by the Company, any wholly-owned Subsidiary of the Company, Parent, MergerSub or any other wholly-owned Subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c)                                  Conversion of Company Common Stock.  Each issued and outstanding share of Company Common Stock (other than Dissenting Shares and shares to be canceled in accordance with Section 3.1(b)) shall be converted into the right to receive, in accordance with this Section 3.1 and any election or deemed election made hereunder, either:

(i)                                   an amount in cash equal to the Net Closing Date Consideration divided by the number of Fully-Diluted Shares (such amount of cash, the “Cash Consideration”); or

(ii)                                the number of shares of Parent Common Stock, valued at the Parent Common Stock Price Per Share, that is equal to the Net Closing Date Consideration divided by the number of Fully-Diluted Shares (such number of shares, the “Stock Consideration”).

provided, however, that any holder of Company Common Stock (other than a holder of Dissenting Shares) who (A) is not an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”)) or (B) does not complete and deliver to Parent prior to the Closing Date an investor questionnaire that includes a representation that such holder is an accredited investor (which questionnaire shall be in form and substance reasonably acceptable to Parent) (each, a “Non-Accredited Investor”), shall automatically receive the Cash Consideration, without interest, for each share of Company Common Stock held by such Non-Accredited Investor.  As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration as the case may be, to be paid in consideration therefor, without interest, upon surrender of such Certificate in accordance with this Section 3.1(c).

(d)                                 Stock Election.  Each record holder of Company Common Stock who is not a Non-Accredited Investor (each, an “Accredited Investor”) as of the Election Deadline will be entitled to elect to receive the Stock Consideration for all, but not less than all, of such holder’s shares of Company Common Stock.  Any election provided for in this Section 3.1(d) will be referred to herein as a “Stock Election.” Company Common Stock as to which a Stock Election is made will be referred to herein as “Stock Election Shares.”

(e)                                  Cash Election.  Each record holder of Company Common Stock as of the Election Deadline will be entitled to elect to receive the Cash Consideration for all, but not less than all, of such holder’s shares of Company Common Stock.  Any election provided for in this Section 3.1(e) will be referred to herein as a “Cash Election.”  Company Common Stock as to which a Cash Election is made (or deemed to have been made pursuant to Section 3.1(f)) will be referred to herein as “Cash Election Shares.”

(f)                                   Deemed Non-Election: Certain Determinations.  For the purposes hereof, holders of Company Common Stock (excluding holders of Dissenting Shares, unless such holders lose their right to dissent under Part XIII of the CBCA) who do not submit a valid Form of Election in accordance with Section 3.2(c) that is received by the Exchange Agent prior to the Election Deadline (the “No Election Shares”) will be deemed to have made a Cash Election.  The determination of the Exchange Agent (or the joint determination of Parent and the Securityholders’ Representative, in the event that the Exchange Agent declines to make any such determination) will be conclusive and binding as to whether or not Cash Elections and Stock Elections have been properly made or revoked pursuant to this Section 3.1 and as to when Cash Elections, Stock Elections and revocations were received by the Exchange Agent.  For the avoidance of doubt, shares of Company Common Stock held by any Person in his or her individual capacity, and shares of Company Common Stock held for the account of any such Person as a participant under The Wright Investors’ Service Deferred Savings, Profit Sharing and Investment Plan and Trust (the “Plan”), shall be deemed to be held by separate record holders of Company Common Stock for the purposes of making a Cash Election and/or Stock Election under this Section 3.1 (which election with respect to the Plan the Company has determined will be made by the Company and/or the Plan’s trustees).

Section 3.2.                                 Exchange of Certificates.

(a)                                 Exchange Agent.  At or prior to the Effective Time, Parent will deposit, or will cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Company Common Stock (subject to consummation of the Merger), for exchange in accordance with this Article III through the Exchange Agent, the Merger Consideration, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).  The Exchange Agent will, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 3.1 out of the Exchange Fund. The Exchange Fund will not be used for any other purpose.

(b)                                 Form of Elections. Parent will prepare a form of election (the “Form of Election”) in form and substance reasonably acceptable to the Company.  The Form of Election will specify that delivery will be effected, and risk of loss and title to any Certificates (or affidavit of loss in lieu thereof) will pass, only upon proper delivery of the Form of Election and any Certificates (or affidavit of loss in lieu thereof) to the Exchange Agent.  The Company will mail the Form of Election not less than thirty (30) days prior to the anticipated Election Deadline (the “Mailing Date”) to all persons who are record holders of Company Common Stock as of the Election Record Date.  The Form of Election will be used by each record holder of shares of Company Common Stock (or, in the case of nominee record holders, the beneficial owner through proper instructions and documentation) who wishes to make a Cash Election or a Stock Election for any or all shares of Company Common Stock held by such holder.  The Company will use its commercially reasonable efforts to make the Form of Election available to all persons who become holders of Company Common Stock during the period between the Election Record Date and the Election Deadline.

(c)                                  Election Deadline. In order to be effective, a Form of Election must properly be completed, signed and received by the Exchange Agent at its designated office by 5:00 p.m., New York City time, (i) twenty (20) Business Days prior to the anticipated Closing Date, or (ii) on such other date as the Company and Parent mutually agree (the “Election Deadline”) and be accompanied by (x) Certificates (or affidavit of loss in lieu thereof) representing the shares of Company Common Stock to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such Certificates (or affidavit of loss in lieu thereof) as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Securities Exchange Act), or in the case of non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Company Shares”), any additional documents required by the procedures set forth in the Form of Election) and (y) if such Person is making a Stock Election, a duly executed counterpart of the Investors’ Rights Agreement.  The Exchange Agent shall notify Parent, the Company and any transfer agent for the Company Common Stock promptly following the making or revocation of any election.  After a Cash Election or a Stock Election is validly made with respect to any shares of Company Common Stock, no further registration of transfers of such shares of Company Common Stock will be made on the stock transfer books of the Company, unless and until such Cash Election or Stock Election is properly revoked.  Any Cash Election or Stock Election may be revoked with respect to shares of Company Common Stock subject thereto by the holder who submitted the applicable Form of Election by written notice received by the Exchange Agent prior to the Election Deadline.  In addition, all Cash Elections and Stock Elections will automatically be revoked if this Agreement is terminated in accordance with its terms.  If a Cash Election or Stock Election is revoked with respect to shares of Company Common Stock represented by Certificates (or affidavit of loss in lieu thereof), the Exchange Agent shall promptly return Certificates (or affidavit of loss in lieu thereof) representing such shares of Company Common Stock to the holder that submitted the same to the Exchange Agent.

(d)                                 Exchange Procedures.  As promptly as practicable after the Effective Time, and in any event not later than the fifth (5th) Business Day after the Effective Time, Parent will cause the Exchange Agent to send by mail (and make available for collection by hand if so elected by the surrendering holder) to each Person who was, at the Effective Time, a holder of record of No Election Shares entitled to receive the Merger Consideration pursuant to Section 3.1: (i) a letter of transmittal (which will be in customary form and will specify that delivery will be effected, and risk of loss and title to the Certificates (or affidavit of loss in lieu thereof) will pass, only upon proper delivery of the Certificates (or affidavit of loss in lieu thereof) to the Exchange Agent); and (ii) instructions for use in effecting the surrender of No Election Shares pursuant to such letter of transmittal.  Upon surrender to the Exchange Agent of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Company Share for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Company Share will be entitled to receive the Cash Consideration pursuant to Section 3.1, which Parent shall cause the Exchange Agent to mail (or make available for collection by hand if so elected by the surrendering holder) as promptly as possible and in any event no later than five (5) Business Days following the later to occur of (i) the Effective Time, or (ii) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Company Share, and the Certificate or Book-Entry Company Share so surrendered will forthwith be cancelled. In the event of a transfer of ownership of the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Company Share that is not registered in the transfer records of the Company, such Cash Consideration may be issued to a transferee if the Certificate (or affidavit of loss in lieu thereof) representing such shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.

(e)                                  No Further Rights in Shares of Company Common Stock.  All Merger Consideration issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

(f)                                   Fractional Shares.  No certificate or scrip representing fractional shares of Parent Common Stock will be issued to a former Securityholder upon the surrender for exchange of Certificates (or affidavit of loss in lieu thereof) or Book-Entry Company Shares, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent.  In lieu of such fractional shares, any holder who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall receive cash in amount equal to the Cash Consideration in respect thereof.

(g)                                  Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for nine (9) months after the Effective Time will be delivered to Parent, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article III will thereafter look only to Parent (as general creditors thereof for payment of their claim) for any Stock Consideration, Cash Consideration and cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.2(f).

(h)                                 No Liability.  None of the Exchange Agent, Parent or the Surviving Entity will be liable to any holder of Company Common Stock (or dividends or distributions with respect thereto), or cash held in the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i)                                     Investment of Exchange Fund.  The Exchange Agent will invest any cash included in the Exchange Fund as directed by Parent; provided that (i) no such investment will relieve Parent or the Exchange Agent from making the payments required by this Article III, and (ii) such investments will be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America.

(j)                                    Withholding Rights.  Each of the Company, the Surviving Entity, Parent and the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law and will properly remit such amount to the appropriate Taxing Authority.  To the extent that amounts are so withheld by the Company, the Surviving Entity, Parent, or the Exchange Agent, as the case may be, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Company, the Surviving Entity, Parent or the Exchange Agent, as the case may be.

Section 3.3.                                 Transfer Restrictions.

(a)                                 No Person or entity (each, an “Investor”) receiving Parent Common Stock in connection with the Transactions contemplated by this Agreement shall assign, exchange, pledge, sell, transfer or otherwise dispose of (each, a “Transfer”) any shares of Parent Common Stock, except (i) in the case of a Transfer of such Parent Common Stock to Parent, or (ii) on or after the third (3rd) anniversary of the Closing Date.

(b)                                 In the case of Investors who are natural persons, such Investor may Transfer shares of Parent Common Stock to certain “Permitted Transferees” as follows: (A) any trust or other estate planning vehicle established for the sole benefit of such Investor or such Investor’s spouse, ex-spouse, domestic partner, lineal descendant or antecedent, brother or sister, brother-in-law or sister-in-law, adopted child or adopted grandchild, or spouse or domestic partner of any child, adopted child, grandchild or adopted grandchild of such Investor, or heirs executors or legal representatives of such Investor, (B) any Person in which the direct and beneficial owner of all voting securities of such Person is such Investor, or (C) such Investor’s heirs, executors, administrators or personal representatives upon the death, incompetency or disability of such Investor, provided, however, that as a condition to the Transfer of such shares of Parent Common Stock to such Permitted Transferees, Parent shall require such Permitted Transferees to execute and deliver an agreement or agreements in writing to be bound by the terms and conditions of this Agreement and the Investors’ Rights Agreement as an “Investor” hereunder and thereunder.

(c)                                  The certificates evidencing the shares of Parent Common Stock acquired pursuant to the Transactions contemplated by this Agreement will bear substantially the following legend reflecting the restrictions on the Transfer of such shares of Parent Common Stock:

“THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF THAT CERTAIN AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 18, 2012 (AS AMENDED FROM TIME TO TIME) BY AND AMONG NATIONAL PATENT DEVELOPMENT CORPORATION AND THE OTHER PARTIES IDENTIFIED THEREIN, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER.  A COPY OF SUCH AGREEMENT AND PLAN OF MERGER HAS BEEN FILED WITH THE SECRETARY OF NATIONAL PATENT DEVELOPMENT CORPORATION AND IS AVAILABLE UPON REQUEST.”

Section 3.4.                                 Appraisal Rights.  Notwithstanding Section 3.1, any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a Person who has not voted in favor of the Merger or consented thereto in writing and who has properly complied with all of the relevant provisions of Part XIII of the CBCA (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with the CBCA.  If, after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in the form of Cash Consideration.  Notwithstanding anything to the contrary contained in this Section 3.4, if the Merger is rescinded or abandoned, then the right of any Securityholder to be paid the fair value of such Securityholder’s Dissenting Shares pursuant to Part XIII of the CBCA will cease.  The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Law.

Section 3.5.                                 Company Stock Options and SARs.  Prior to the Effective Time, the Company will adopt such resolutions and take such other actions as are necessary in order to (i) terminate each outstanding option to purchase shares of Company Common Stock (each, a “Company Stock Option”) and each stock appreciation right with respect to the Company Common Stock (“SARs”), and (ii) terminate each plan of the Company to issue Company Stock Options and SARs, in each case without paying any material consideration or incurring any debts or obligations on behalf of the Company or any Subsidiary of the Company, provided that such resolutions and actions shall expressly be conditioned upon the consummation of the Merger and the other Transactions contemplated hereby and shall be of no effect if this Agreement is terminated.

ARTICLE IV.

PURCHASE PRICE ADJUSTMENTS

Section 4.1.                                 Advisory Contract Adjustment.  If, as of the Closing Date, the Company shall have delivered Required Client Approvals for Advisory Contracts representing Delivered Revenues that are less than ninety percent (90%) of the Baseline Revenues, the Purchase Price will be reduced, prior to any adjustment pursuant to Section 4.2 below, by a percentage (the “Reduction Percentage”) equal to the product of (A) 1.30, multiplied by (B) the amount, expressed as a percentage, equal to (1) (x) ninety percent (90%) of the Baseline Revenues minus (y) the Delivered Revenues, divided by (2) the Baseline Revenues.  For all purposes of the foregoing adjustment (including the definitions used therein), (i) Research Revenue shall be excluded from all revenue calculations, without exception, and (ii) the following terms shall have the following meanings:

“Baseline Client” means a Client that was a Client on March 31, 2012.

“Baseline Revenues” means (A) the sum of (i) the total revenues from Advisory Contracts of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP for the twelve months ended December 31, 2011 plus (ii) the total revenues from Advisory Contracts of the Company and its Subsidiaries on a consolidated basis in accordance with GAAP for the twelve months ended March 31, 2012 divided by (B) two (2).

“Continuing Baseline Client” means a Baseline Client that remains a Client of the Company and/or one or more of its Subsidiaries with assets under management as of the Closing Date and that has not as of the Closing Date given written notice to the Company and/or any of its Subsidiaries (or any of their respective officers or employees) of termination of (whether effective immediately or after the passage of time), or of an intent to terminate, such Baseline Client’s Advisory Contract.

“Delivered Baseline Client Revenues” means the revenues from Advisory Contracts with Continuing Baseline Clients that are included in the Baseline Revenues (to the extent and only to the extent so included) and as to which the Required Client Approvals have been obtained, provided that if at any time after March 31, 2012 and prior to the Closing Date a Continuing Baseline Client has added to or withdrawn assets under management by the Company and/or one or more of its Subsidiaries, then the foregoing revenues from such Continuing Baseline Client that are included in Delivered Baseline Client Revenues shall be increased (in the case of a net addition, where the assets so added during such period exceed the assets so withdrawn during such period) or decreased (in the case of a net withdrawal, where the assets so withdrawn during such period exceed the assets so added during such period) by an annualized amount equal to (i) the dollar amount of the net addition or net withdrawal, as the case may be, multiplied by (ii) the annual management fee rate agreed upon in such Continuing Baseline Client’s Advisory Contract.  For the avoidance of doubt, if the aggregate additions of assets to a Continuing Baseline Client’s account is equal to the aggregate withdrawals of assets from such Continuing Baseline Client’s account, in each case during the period after March 31, 2012 and prior to the Closing Date, no adjustment shall be made pursuant to the proviso in the immediately preceding sentence.  If a Continuing Baseline Client has multiple accounts with the Company and/or its Subsidiaries and the Advisory Contract(s) with respect to such accounts provide for more than one annual management fee rate, the foregoing adjustment to Delivered Baseline Client Revenues shall be made on an account-by-account basis.

“Delivered New Client Revenues” means the annualized revenues from Advisory Contracts with New Clients as to which the Required Client Approvals have been obtained, which annualized revenues shall be equal to (x) the dollar amount of the assets subject to such Advisory Contracts on the date each such Advisory Contract was entered into multiplied by (y) the annual management fee rate agreed upon in the applicable Advisory Contract, provided that if at any time after the date of a New Client’s Advisory Contract and prior to the Closing Date a New Client has added to or withdrawn assets under management by the Company and/or one or more of its Subsidiaries, then the foregoing revenues from such New Client that are included in Delivered New Client Revenues shall be increased (in the case of a net addition, where the assets so added during such period exceed the assets so withdrawn during such period) or decreased (in the case of a net withdrawal, where the assets so withdrawn during such period exceed the assets so added during such period) by an annualized amount equal to (i) the dollar amount of the net addition or net withdrawal, as the case may be, multiplied by (ii) the annual management fee rate agreed upon in such New Client’s Advisory Contract.  For the avoidance of doubt, if the aggregate additions of assets to a New Client’s account is equal to the aggregate withdrawals of assets from such New Client’s account, in each case during the period after the date of a New Client’s Advisory Contract and prior to the Closing Date, no adjustment shall be made pursuant to the proviso in the immediately preceding sentence.  If a New Client has multiple accounts with the Company and/or its Subsidiaries and the Advisory Contract(s) with respect to such accounts provide for more than one annual management fee rate, the foregoing adjustment to Delivered New Client Revenues shall be made on an account-by-account basis.

“Delivered Revenues” means the sum of the Delivered Baseline Client Revenues and the Delivered New Client Revenues.

“New Client” means a Client that became a Client after March 31, 2012 and that remains a Client of the Company and/or one or more of its Subsidiaries with assets under management as of the Closing Date and that has not as of the Closing Date given written notice to the Company and/or any of its Subsidiaries (or any of their respective officers or employees) of termination of (whether effective immediately or after the passage of time), or of an intent to terminate, such Client’s Advisory Contract.

Section 4.2.                                 Net Working Capital Adjustment.  If the Net Working Capital of the Company as shown on the Pre-Closing Balance Sheet is less than the Net Working Capital of the Company as of the close of business on March 30, 2012, the Purchase Price shall be reduced, dollar-for-dollar, following any adjustment pursuant to Section 4.1 above, by the amount of such shortfall; provided, however, there shall be no adjustment to the Purchase Price under this Section 4.2 if such shortfall is less than or equal to One Hundred Thousand Dollars ($100,000).

Section 4.3.                                 Adjustment Procedures.

(a)                                 Within fourteen (14) calendar days from the date hereof, the Company shall prepare and deliver to Parent (i) a schedule of the calculation of the Baseline Revenues showing the revenues generated by each Baseline Client included therein (the “Baseline Schedule”) and (ii) a schedule of the calculation of the Net Working Capital of the Company as of the close of business on March 30, 2012 (the “Net Working Capital Baseline”) prepared on a basis consistent with the unaudited consolidated balance sheet of the Company as of March 31, 2012 included in the Financial Statements (the “Net Working Capital Baseline Schedule”).  Following delivery of the Baseline Schedule and Net Working Capital Baseline Schedule to Parent, the Company shall provide to Parent such backup documentation as may reasonably be requested by Parent with respect thereto within seven (7) calendar days from the date of delivery thereof.  The calculation of the Baseline Revenues and the Net Working Capital Baseline shall be reviewed by Parent who shall, not later than twenty-one (21) calendar days after the later of receipt thereof and any backup documentation, deliver a written report thereon (the “Adjustment Report”) to the Company.  The Adjustment Report shall list those items included in the Company’s calculation of the Baseline Revenues and the Net Working Capital Baseline, if any, which Parent disputes and Parent’s proposed adjustment to such disputed items.  If Parent fails to deliver the Adjustment Report to the Company within twenty-one (21) calendar days following the later of receipt of the Baseline Schedule and the Net Working Capital Baseline Schedule and any backup documentation, Parent shall be deemed to have accepted the calculation of the Baseline Revenues and Net Working Capital Baseline for the purposes of any adjustment to the Purchase Price under this Article IV.  Further, Parent shall be deemed to have accepted the calculation of the Baseline Revenues and Net Working Capital Baseline with respect to all matters it has not disputed in the Adjustment Report for the purposes of any adjustment to the Purchase Price under this Article IV.  If the Company does not give Parent notice of its objections to the Adjustment Report within twenty-one (21) calendar days following receipt of the Adjustment Report, the Company shall be deemed to have accepted the Baseline Schedule and the Net Working Capital Baseline Schedule as adjusted by Parent in the Adjustment Report for the purposes of any adjustment to the Purchase Price under this Article IV.  If the Company gives Parent notice of its objections to the Adjustment Report, and if the Company and the Securityholders’ Representative are unable, within fourteen (14) calendar days after receipt by the Company of such notice of objections, to resolve the disputed items, such disputed items will be referred to Citrin Cooperman or, if Citrin Cooperman is unable or unwilling to be engaged in respect thereof, another nationally recognized firm of independent certified public accountants mutually acceptable to Parent and the Securityholders’ Representative (the “Independent Accounting Firm”) for resolution.  The Independent Accounting Firm shall, within twenty-eight (28) calendar days following its selection, deliver to Parent and the Securityholders’ Representative a written report setting forth its determination as to such disputed items (and only such disputed items), and its determinations will be conclusive and binding upon the Parties for the purposes of any adjustment to the Purchase Price under this Article IV.  In no event shall the Independent Accounting Firm’s determination as to a disputed item be an amount that is greater than or less than the amount that Parent or the Securityholders’ Representative proposes with respect to such disputed item.  The fees and disbursements of the Independent Accounting Firm acting under this Section 4.3(a) shall be apportioned, as calculated by the Independent Accounting Firm, between the Company, on one hand, and Parent, on the other hand, based on the total dollar value of all disputed items resolved in favor of each such Party, with the Company, on one hand, and Parent, on the other hand, bearing such percentage of the fees and disbursements of the Independent Accounting Firm as the aggregate disputed items resolved against that Party bears to the total dollar value of all disputed items considered by the Independent Accounting Firm.  For the avoidance of doubt, the delivery and timing of receipt of any document sent by the Parties pursuant to this Section 4.3(a) shall be governed by the provisions set forth in Section 14.9 hereof.

(b)                                 No later than ten (10) Business Days prior to the Closing Date, the Company shall deliver to Parent a schedule (the “Approval Schedule”) setting forth the Delivered Baseline Client Revenues and the Delivered New Client Revenues (based on the Required Client Approvals then obtained or assumed to have been obtained by negative consent and based on the assumption at that time that each Client will remain a Client through the Closing Date), which Approval Schedule, (i) in the case of the Delivered Baseline Client Revenues, shall separately indicate, for each Continuing Baseline Client that has added or withdrawn assets, the aggregate amounts of such additions and withdrawals, the net amount thereof and the increase to or decrease from the Baseline Revenues resulting therefrom, all in accordance with the definition of Delivered Baseline Client Revenues (separately breaking out accounts that have different annual management fee rates) and (ii) in the case of the Delivered New Client Revenues, shall separately indicate, for each New Client, the amount of assets on the date each new Advisory Contract was entered into and the annual management fee rate agreed upon in the applicable Advisory Contract (separately breaking out accounts that have different annual management fee rates), together with, for each New Client that has added or withdrawn assets subsequent thereto, the aggregate amounts of such additions and withdrawals, the net amount thereof and the increase thereto or decrease therefrom, all in accordance with the definition of Delivered New Client Revenues.  Following delivery of the Approval Schedule to Parent, (i) the Company shall provide to Parent such backup documentation as may reasonably be requested by Parent with respect thereto and (ii) the Company shall update the Approval Schedule on a daily basis for each Business Day up to the Closing Date and provide such further backup documentation for the updated Approval Schedules as may be reasonably requested by Parent.  The Company and Parent agree to work together in good faith to establish the adjustment to the Purchase Price, if any, pursuant to Section 4.1.

(c)                                  The Company shall prepare, in accordance with GAAP on a basis consistent with the preparation of the December 31, 2011 and March 30, 2012 balance sheets of the Company and its Subsidiaries, a balance sheet for the Company and its Subsidiaries as of a date that is no more than ten (10) Business Days prior to the Closing Date (the “Pre-Closing Balance Sheet”). Parent and its advisors shall have the right to participate in the preparation of the Pre-Closing Balance Sheet, and the Company and Parent agree to work together in good faith to mutually agree on the Pre-Closing Balance Sheet, the Net Working Capital of the Company and its Subsidiaries as of the close of business on March 30, 2012, the Net Working Capital of the Company and its Subsidiaries as of the date of the Pre-Closing Balance Sheet, and the adjustment to the Purchase Price, if any, pursuant to Section 4.2.

(d)                                 If the Company and Parent shall not be able to agree on the adjustment(s) to the Purchase Price, if any, required by Section 4.1 and/or Section 4.2, the adjustment(s), if any, to be applied in determining the Purchase Price shall be established by Parent in good faith using the methodology for any such adjustment required by this Agreement, and Parent shall, on or prior to the Closing Date, provide a written statement to the Securityholders’ Representative setting forth in reasonable detail its calculation of any such adjustment(s).  If the Securityholders’ Representative shall disagree with the determination made by Parent, the Securityholders’ Representative shall be entitled to seek indemnification, up to the amount disputed by the Securityholders’ Representative in good faith (plus interest thereon as may be determined the arbitrator selected in accordance with Section 14.10), as an indemnity claim pursuant to Section 10.3(e).

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 14.4, the Company represents and warrants to Parent that, except as set forth in the Disclosure Schedules delivered to Parent, the statements contained in this Article V are true and correct on the date hereof and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

Section 5.1.                                 Organization.  The Company and each of its Subsidiaries (i) is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has all the corporate or limited liability company (as applicable) power and authority to own or lease its properties and assets and to carry on its business as now conducted, and (iii) is duly licensed or qualified to do business in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so licensed, qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.2.                                 Authority and Enforceability.  The Company has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions, including without limitation, the actions described in Section 3.5.  The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Transactions, has been duly authorized and approved by its Board of Directors.  The only vote required by the stockholders of the Company to approve the Merger under applicable Law and the Company’s organizational documents is the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock.  No other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.3.                                 No Conflicts.

(a)                                 The execution, delivery and performance by the Company of this Agreement does not and will not violate or conflict with any provision of the certificate of incorporation and by-laws (or equivalent documents) (including all amendments thereto as of the date hereof) of the Company, subject, in the case of consummation of the Merger, to the filing of the Certificates of Merger.

(b)                                 The execution, delivery and, except for consents or approvals necessary to effect any assignment (deemed or otherwise) of any Advisory Contract under the Advisers Act, the Investment Company Act and/or such Advisory Contract, performance by the Company of this Agreement, does not and will not violate in any material respect any provision of applicable Law, judgment, writ or injunction of any Governmental Authority applicable to the Company, and its Subsidiaries or any of their properties or assets, nor does it, nor will it, violate, conflict with, result in the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a default) under, require any consent or approval under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company and its Subsidiaries under any of the terms, conditions or provisions of any material contract (including, without limitation, any Real Propety Lease or Scheduled Contract), instrument or other agreement to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their properties or assets may be bound or affected, in each case other than such violations, conflicts, breaches, defaults, consents, approvals, terminations, cancellations, accelerations or Liens that would not have a Company Material Adverse Effect.

Section 5.4.                                 Governmental Approvals.  There are no material consents, waivers, authorizations or approvals (each, a “Consent”) of any Governmental Authority or any material declaration to or filing or registration with any such Governmental Authority that is required in connection with the execution and delivery by the Company of this Agreement or the performance by the Company of its obligations hereunder, except for the filing of the Company Certificate of Merger with the Secretary of State of the State of Connecticut pursuant to the CBCA and the filing of the Proxy Statements.

Section 5.5.                                 Capitalization.

(a)                                 The authorized capital stock of the Company consists of (x) 100,000 shares of Company Class A Common Stock, (y) 50,000 shares of Company Class B Common Stock, and (z) 50,000 shares of Company Class C Common Stock.  On the date hereof, (i) 45,125.171 shares of Company Class A Common Stock are validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof, (ii) 12,375 shares of Company Class B Common Stock are validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and (iii) no shares of Company Class C Common Stock are validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof.  On the date hereof, the stockholders of record and holders of subscriptions, warrants, options, including Company Stock Options, convertible securities and other rights (contingent or other) to purchase or otherwise acquire Equity Interests of the Company, and the number of shares of stock and the number of such subscriptions, warrants, options, including Company Options, convertible securities and other such rights held by each, are as set forth on Schedule 5.5.  The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company are as set forth in the certificate of incorporation of the Company, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable Laws.  Except as set forth on Schedule 5.5:  (i) no Person owns of record any share of capital stock of the Company; (ii) no Person is a participant in an Employee Benefit Plan with Company Common Stock allocated to such Person’s account; (iii) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire Equity Interests of the Company is authorized or outstanding; (iv) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible securities, or other such rights with respect to its Equity Interests or to distribute to holders of any of its Equity Interests any evidence of Indebtedness or any asset; and (v) there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights or performance units, that are convertible into or exercisable for Equity Interests of the Company on a deferred basis or otherwise or other rights that are linked to, denominated by or based upon, the value of any of the Company’s Equity Interests.  Except as set forth on Schedule 5.5, the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its Equity Interests or any interest therein or to pay any dividend or make any other distribution in respect thereof.  To the Company’s Knowledge, there are no voting trusts or agreements, stockholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxies relating to any Equity Interests of the Company (whether or not the Company is a party thereto).  All of the outstanding securities of the Company were issued in compliance with all applicable Federal and state securities Laws and any and all preemptive rights.  The exercise price of each Company Stock Option exceeds the fair market value of the Merger Consideration.

(b)                                 All Equity Interests in each Subsidiary of the Company are owned by the Company or another Subsidiary of the Company free and clear of any Liens, other than Permitted Liens.  There are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights or performance units, that are convertible into or exercisable for Equity Interests of any of the Company’s Subsidiaries on a deferred basis or otherwise or other rights that are linked to, denominated by or based upon, the value of any of the Equity Interests of any of the Company’s Subsidiaries.

Section 5.6.                                 Financial Statements; Absence of Changes; Undisclosed Liabilities.  The Company has heretofore furnished to Parent unaudited consolidated and consolidating balance sheets of the Company as of March 31, 2012 and the draft of the unaudited consolidated and consolidating balance sheet of the Company as of December 31, 2011 reflecting the agreed upon restatements to the audited consolidated and unaudited consolidating balance sheets of the Company as of December 31, 2010, and related audited and unaudited, as the case may be, statements of income, stockholders’ equity and cash flows of the Company for each of the fiscal periods then ended (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP consistently applied (except as a result of the agreed upon restatements) and fairly present the financial position of the Company, in all material respects, as of the dates of the Financial Statements, as the case may be, and the results of their operations and cash flows for the periods then ended and in the case of the Financial Statements for the period ending March 31, 2012, subject to normal period-end adjustments and the absence of notes, none of which would be material, individually or in the aggregate.  Since December 31, 2011 (the “Balance Sheet Date”), and except for changes in connection with this Agreement and the Transactions contemplated hereby:  (i) there has been no change in assets, liabilities, operations or financial condition of the Company and its Subsidiaries taken as a whole from that reflected in the Financial Statements, except for changes in the ordinary course of business since the Balance Sheet Date, which, individually and in the aggregate, have not been and will not be materially adverse; and (ii) none of the business, financial condition, operations, property or affairs of the Company has been materially adversely affected by any occurrence or development, individually or in the aggregate, whether or not insured against.  To the Company’s Knowledge, the Company and its Subsidiaries taken as a whole have no liabilities accrued, absolute, contingent, unliquidated or otherwise, of a nature required by GAAP to be shown on a balance sheet or reflected in the notes thereto which are material to the Company and the Subsidiaries, taken as a whole, except for (a) liabilities shown on the balance sheet as of March 31, 2012 referred to in this Section 5.6 or reflected in the notes thereto, (b) liabilities incurred in the ordinary course of business subsequent to March 31, 2012 which liabilities are not, in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and (c) contractual liabilities pursuant to the agreements listed in the Disclosure Schedule.

Section 5.7.                                 Events Subsequent to the Balance Sheet Date.  Since the Balance Sheet Date, (a) there has not been any Company Material Adverse Effect and (b) neither the Company nor its Subsidiaries taken any actions that, if taken between the date of this Agreement and the Closing Date, would be prohibited by Section 7.1.

Section 5.8.                                 Litigation; Compliance with Law.

(a)                                 Except as set forth on Schedule 5.8(a), there is no material (individually or in the aggregate) suit, litigation, arbitration, claim, action, subpoena, investigation or proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries.  Except as set forth on Schedule 5.8(a), neither the Company nor any of its Subsidiaries is subject to any material outstanding judgment, order, writ, injunction or decree.

(b)                                 Since January 1, 2009, neither the Company nor any of its Subsidiaries is in violation of, or has violated, in any material respect nor, to the Knowledge of the Company, is under investigation with respect to or has been threatened to be charged with or given written notice of any material violation of, any applicable Law relating to the property, assets or business of the Company or any of its Subsidiaries, and since January 1, 2009, neither the Company nor any of its Subsidiaries is in default in any material respect with respect to any order, writ, judgment, award, injunction or decree of any court or other Governmental Authority naming the Company or any of its Subsidiaries, applicable to any of the assets, properties or operations of the Company or any of its Subsidiaries.

(c)                                  Since January 1, 2009, with respect to the business of the Company and its Subsidiaries, none of the Advisory Entities, nor any “advisory affiliate” or “management person” (each, as defined in Form ADV) of any of the Advisory Entities (i) to the Company’s Knowledge, has been the subject of any investigations or disciplinary proceedings or orders of any Governmental Authority arising under Applicable Securities Laws which is required to be disclosed on Form ADV, and to the Company’s Knowledge, no such disciplinary proceeding or order is pending or threatened; (ii) has been permanently enjoined by an order, judgment or decree of any court or other Governmental Authority from engaging in or continuing any conduct or practice; and (iii) is or has been ineligible to serve as, or subject to any disqualification which, to the Knowledge of the Company, would reasonably be likely to result in any denial, suspension or revocation of the registration of or for any material limitation on any Advisory Entity’s activities as an investment adviser under the provisions of the Advisers Act or ineligible to serve in, or subject to any disqualification which, to the Knowledge of the Company, would reasonably be expected to result in any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act or which would be reasonably likely to give rise to an affirmative answer to any of the questions in, or require disclosure under, Item 11, Part 1 or Item 9, Part 2A of the Form ADV of the Advisory Entities.

Section 5.9.                                 Intellectual Property.

(a)                                 The Company and its Subsidiaries possess all right, title and interest in and to, or has valid and enforceable and transferable licenses or rights to use, all the Intellectual Property used by them in connection with their respective businesses or necessary to the conduct of its business as currently conducted (the “Company Intellectual Property”).  After the Closing, Parent will own all right, title and interest in and to, or have a valid and enforceable license to use the Company Intellectual Property.  The Company and its Subsidiaries are in compliance with all contractual obligations relating to the protection of such of the Company Intellectual Property as it uses pursuant to license or other agreement.  To the Company’s Knowledge, there are no conflicts with or infringements of any Company Intellectual Property owned or controlled by the Company or a Subsidiary by any third party.  The conduct of the business of the Company or its Subsidiaries as currently conducted does not conflict with, infringe, misappropriate, or otherwise violate any Intellectual Property or other proprietary right of any third party.  There is no claim, suit, action or proceeding pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries:  (i) alleging any such conflict, infringement, misappropriation, or other violation with any third party’s Intellectual Property; or (ii) challenging the Company’s or its Subsidiaries’ ownership or use of, or the validity or enforceability, of any Company Intellectual Property owned or controlled by the Company or a Subsidiary.

(b)                                 Schedule 5.9(b) sets forth a true, accurate and complete list of all patents, trademark registrations, service mark registrations, copyright registrations, domain name registrations, and all applications for any of the foregoing, that are owned by the Company or its Subsidiaries anywhere in the world (“Listed Intellectual Property”), and the owner of record, date of application or issuance, registration or application number, and relevant jurisdiction as to each.  All Listed Intellectual Property is owned by the Company or its Subsidiaries free and clear of all Liens and does not conflict with or misappropriate any Intellectual Property of any third party.  All Listed Intellectual Property is valid, subsisting, unexpired, in proper form and enforceable and all renewal fees and other maintenance fees that have fallen due on or prior to the Effective Time of this Agreement have been paid.  The consummation of the Transactions contemplated hereby will not materially alter or impair any Listed Intellectual Property.

(c)                                  Schedule 5.9(c) sets forth a true, accurate and complete list of all agreements to which the Company or its Subsidiaries are a party pertaining to the Company Intellectual Property or to the right of the Company or its Subsidiaries to use the Intellectual Property or other proprietary rights of any third party (other than employee agreements, non-disclosure agreement, and agreements for the use of commercially available, off-the-shelf software).  The Company and its Subsidiaries are not restricted from assigning its rights respecting any Company Intellectual Property.  The Company and its Subsidiaries will not, as a result of the execution and delivery of this Agreement or the performance of the Company’s obligations under this Agreement, be in breach of any agreement relating to the Company Intellectual Property.

(d)                                 No present or former employee, officer or director of the Company or its Subsidiaries, or agent, consultant or outside contractor or subcontractor of the Company or its Subsidiaries, holds any right, title or interest in or to any Company Intellectual Property owned by the Company (including any Proprietary Software).  (i) None of the Company Intellectual Property has been used, disclosed or appropriated to the detriment of the Company for the benefit of any Person other than the Company; and (ii) no employee, independent contractor or agent of the Company or its Subsidiaries has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of the Company or its Subsidiaries.  The Company and its Subsidiaries have used their commercially reasonable efforts consistent with industry standard to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Company Intellectual Property, and none of the Company’s or its Subsidiaries’ material trade secrets have been disclosed, except to the extent that the Company intentionally disclosed the material trade secret for a legitimate business purpose, to any third party except pursuant to fiduciary or written and enforceable contractual obligations.

(e)                                  Any programs, applications, modifications, enhancements or other inventions, improvements, discoveries, methods, designs, source code or works of authorship (“Works”) that were created by employees of the Company and its Subsidiaries were made in the regular course of such employees’ employment or service relationships with the Company or its Subsidiaries using the Company’s or its Subsidiaries’ facilities and resources and, as such, constitute “works made for hire” in those jurisdictions that recognize this legal concept or principle.

(f)                                   Schedule 5.9(f) sets forth:  (i) all software, databases, programs and computer applications that are owned by the Company or its Subsidiaries (collectively, the “Proprietary Software”) and (ii) all other operating and applications computer software programs and databases used by the Company or its Subsidiaries, including licenses for open source software, copyleft and community source code compiled with, bundled with, incorporated into or integrated with any Proprietary Software, excluding commercially available, off-the-shelf software (collectively, the “Licensed Software” and, together with the Proprietary Software, the “Software”).  The Company or its Subsidiaries own all right, title and interest in and to the Proprietary Software or have valid licenses to (to the extent material to the conduct of its business as currently conducted) use, reproduce, modify, distribute and sublicense all copies of the Licensed Software, and the Company or its Subsidiaries have not sold, licensed, leased or otherwise transferred or granted any interest or rights in or to any portion of the Software (excepting customary rights and licenses granted to consultants and end users).

(g)                                  Neither the Company or its Subsidiaries nor any other party acting on behalf of the Company or its Subsidiaries has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party, of any source code for the Proprietary Software (excepting for contractors pursuant to confidentiality obligations).  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be likely to, result in the disclosure or delivery by the Company or its Subsidiaries or any other party acting on behalf of the Company or its Subsidiaries of any source code for the Proprietary Software, nor does any third party own any right, title or interest in or to any such source code.  Schedule 5.9(g) identifies each contract, agreement and instrument (whether written or oral), pursuant to which the Company or its Subsidiaries have deposited, or are or may be required to deposit, with an escrow agent or any other party, any source code and further describe whether the execution of this Agreement or the consummation of the Transactions contemplated by this Agreement, in and of itself, would reasonably be expected to result in the release from escrow of any such source code.

(h)                                 The Proprietary Software and Licensed Software when taken together are sufficient in all material respects for the needs of the business of the Company as currently conducted and the Company and its Subsidiaries have purchased a currently sufficient number of license seats for all Licensed Software used in the business of the Company as currently conducted.  None of the Proprietary Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) requires, or conditions the use or distribution of such Proprietary Software on the disclosure, licensing or distribution of any source code for any portion of such Proprietary Software; or (ii) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use, transfer or distribute any such Proprietary Software.  The use of any Proprietary Software does not conflict with, infringe, misappropriate, or otherwise violate any Intellectual Property or other proprietary right of any third party.

(i)                                     The Company’s or its Subsidiaries’ transmission, reproduction, use, display, or modification (including framing and linking website content) of content on the internet or other practices does not infringe or violate any proprietary or other right of any third party and no claim relating to such infringement or violation is pending or, the Company’s knowledge, threatened.

Section 5.10.                          Title to Properties.  The Company or its Subsidiaries is the true and lawful owner of, and has good title to, their tangible properties and assets owned by them reflected on the Financial Statements or acquired by them since the Balance Sheet Date (other than properties and assets disposed of in the ordinary course of business since the Balance Sheet Date), and all such properties and assets are free and clear of mortgages, pledges, security interests, Liens, charges, claims, restrictions and other encumbrances (including without limitation, easements and licenses), except:  (i) as set forth on Schedule 5.10; or (ii) for Permitted Liens.

Section 5.11.                          Real Property and Leasehold Interests.

(a)                           Neither the Company nor any of its Subsidiaries owns any real property.

(b)                           Schedule 5.11(b) contains a true and complete list of all (i) leases, licenses, subleases and occupancy agreements, together with any amendments thereto (the “Tenant Real Property Leases”) with respect to all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries as lessee, sublessee, or licensee (the “Leased Real Property”) and (ii) subleases, licenses and occupancy agreements, together with any amendments thereoto, pursuant to which the Company or any of its Subsidiaries, as sublessor or licensor, subleases, licenses or otherwise grants occupancy rights to use or occupy any portion of the Leased Real Property (the “Landlord Real Property Leases” and together with the Tenant Real Property Leases, the “Real Property Leases”).  True, complete and accurate copies of the Real Property Leases have been delivered to Parent prior to the date hereof.

(c)                            Each Real Property Lease is legal, valid and binding on the Company or its Subsidiaries (as applicable), enforceable and in full force and effect and will continue to be legal, valid, binding, enforceable against the Company or such Subsidiary (and, to the Knowledge of the Company, against the other party thereto) in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

(d)                           There exists no material breach or default of any Real Property Lease by the Company or any of its Subsidiaries, or to the Company’s Knowledge, by any other party to a Real Property Lease, and no event has occurred which, with notice or lapse of time or both, would constitute (i) a material breach or default of any Real Property Lease by the Company or any of its Subsidiaries, or the Company’s Knowledge, by any other party to a Real Property Lease, or (ii) permit termination, modification or acceleration thereunder by the Company or any of its Subsidiaries or, to the Company’s Knowledge, by the landlord.

(e)                            The Leased Real Property is adequate to permit the use thereof in the manner that it is currently utilized by the Company and its Subsidiaries.

Section 5.12.                          Tax Matters.  Except as disclosed on Schedule 5.12:

(a)                                 The Company and all of its Subsidiaries have filed or have caused to be filed all income and other material Tax Returns required by Law;

(b)                                 the information contained in such Tax Returns is true, complete and accurate in all material respects;

(c)                                  all income and other material Taxes that were due and payable by the Company, each of its Subsidiaries, and, to the Knowledge of the Company, each Fund, have been paid;

(d)                                 there is no action, suit, proceeding, investigation, audit or claim now pending against the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any Fund, in respect of any income or other material Tax or assessment asserted by any Taxing Authority, nor is there any claim pending against the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any Fund, for any income or other material additional Tax or assessment asserted by any Taxing Authority;

(e)                                  none of the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any Fund, has waived any statute of limitations in respect of any income or other material Taxes, or agreed to any extension of time with respect to any income or other material Tax assessment or deficiency;

(f)                                   the Company, each of its Subsidiaries, and, to the Knowledge of the Company, each Fund, has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, limited partner or other third party;

(g)                                  there is no Tax Lien, other than a Permitted Lien, outstanding against the assets, properties or business of the Company or any of its Subsidiaries in connection with any failure or alleged failure to pay any Tax;

(h)                                 to the Knowledge of the Company, each Fund is, and since such Fund’s inception has been, classified as a “regulated investment company” under Section 851(a) of the Code and has complied with all applicable provisions of law necessary to preserve and retain such Fund’s election and status as a “regulated investment company”;

(i)                                     the Company and all of its Subsidiaries have disclosed on their federal income Tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code;

(j)                                    neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” required to be disclosed pursuant to Treasury Regulation Section 1.6011-4(b) or any predecessor thereof;

(k)                                 neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code (or any predecessor provision or comparable provision of state, local or foreign Law), or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent;

(l)                                     neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax Law), as transferee or successor, or by contract (excluding for purposes of this Section 5.12 liability pursuant to customary provisions in contracts not primarily relating to Taxes);

(m)                             neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax allocation or sharing agreement;

(n)                                 neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of income from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; or (C) installment sale or open transaction disposition made on or prior to the Closing Date;

(o)                                 neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code; and

(p)                                 since January 1, 2009, neither the Company nor any of its Subsidiaries has received written notification from any Taxing Authority in any foreign, state or local taxing jurisdiction in which the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Funds, do not file Tax Returns that the Company, such Subsidiary or, to the Knowledge of the Company, such Fund, is required to file in such jurisdiction.

Section 5.13.                          Scheduled Contracts.  Schedule 5.13 lists all existing Scheduled Contracts (defined below) relating to the business of the Company and its Subsidiaries.  The Company has delivered or made available to Parent true and complete copies of each Scheduled Contract.  Each Scheduled Contract is a valid and binding agreement of the Company and/or a Subsidiary of the Company.  Since January 1, 2009, the Company and its Subsidiaries and, to the Company’s Knowledge, each other party thereto, have in all material respects performed all the material obligations required to be performed by them to date (or each non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its non-performance), have received no written notice of material default and are not in material default (with due notice or lapse of time or both) under any Scheduled Contract.  The Company and its Subsidiaries are in full compliance with all of the terms and provisions of their certificates of incorporation and bylaws (or other governing documents).  For purposes of this Agreement, “Scheduled Contracts” means all of the following types of agreements to which the Company or a Subsidiary is a Party as of the date of this Agreement (other than agreements relating to real property, agreements related to employee matters and employee benefit agreements and Advisory Contracts, which are provided for in Sections 5.11, 5.16, 5.20, and 5.23 respectively, and other than any agreements under which no party thereto has any rights, obligations or liabilities as of the date hereof and will have no rights, obligations and liabilities after the date hereof):

(a)                                 any agreement to purchase or lease or license of materials, supplies, goods, services, equipment or other assets or rights that provides for, or for which transactions entered into or made pursuant thereto have generated, either (i) payments by the Company and its Subsidiaries of Seventeen Thousand Five Hundred Dollars ($17,500) or more in each of the years ended December 31, 2009, December 31, 2010 and December 31, 2011, or (ii) aggregate payments during the term of such agreement (or, if shorter, since January 1, 2009) by the Company and its Subsidiaries of Fifty Thousand Dollars ($50,000) or more;

(b)                                 any sales, distribution or other similar agreement providing for the sale by the Company and its Subsidiaries of materials, supplies, goods, services, equipment or other assets that provides for, or for which transactions entered into or made pursuant thereto have generated, either (i) payments to the Company and its Subsidiaries of Seventeen Thousand Five Hundred Dollars ($17,500) or more in each of the years ended December 31, 2009, December 31, 2010 and December 31, 2011, or (ii) aggregate payments during the term of such agreement (or, if shorter, since January 1, 2009) to the Company and its Subsidiaries of Thirty Thousand Dollars ($30,000) or more;

(c)                                  any partnership, joint venture or other similar agreement;

(d)                                 any agreement relating to the disposition of all or a substantial portion of the assets of the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise);

(e)                                  any agreement relating to Indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), including any pledge, guarantee, security agreement, mortgage or similar encumbrance, but excluding trade accounts incurred in the ordinary course of business coming due within thirty (30) days after the date of the vendor’s invoice therefor;

(f)                                   any agreement pertaining to Intellectual Property (other than employee agreements, non-disclosure agreement, and agreements for the use of commercially available, off-the-shelf software);

(g)                                  any agreement between the Company or any of its Subsidiaries, on the one hand, and any Securityholder or any Affiliate of the Company (other than the Company’s Subsidiaries), on the other hand;

(h)                                 any agreement restricting in any material respect the Company or any of its Subsidiaries from engaging in any line of business or competing with any Person;

(i)                                     any agreement (other than agreements entered into in the ordinary course of business)  under which the Company or any of its Subsidiaries is obligated to indemnify any other Person; and

(j)                                    any written or oral agreement, instrument, commitment, restriction, arrangement or understanding not otherwise provided for in clauses (a) through (i) above to which the Company or any of its Subsidiaries is a party as of the date of this Agreement and which individually or in the aggregate would reasonably be expected to materially adversely affect the business, financial condition, operations, property or affairs of the Company and its Subsidiaries, taken as a whole, if terminated by the counterparty or expressly involve obligations of or to the Company and its Subsidiaries in excess of Twenty Thousand Dollars ($20,000) in the year ended December 31, 2011 or any calendar year thereafter.

Section 5.14.                          Brokers.  Neither the Company nor any of its Subsidiaries has any contract, agreement arrangement or other understanding with any broker, finder or similar agent with respect to the Transactions, and no Person is entitled to any broker’s, finder’s, financial advisors or other similar fee or commission in connection with the Transactions based on arrangements made or obligations incurred by or on behalf of the Company or any of its Affiliates.

Section 5.15.                          Obligations to Related Parties.  There are no obligations of the Company or any of its Subsidiaries to officers, directors, stockholders, or employees of the Company or any of its Subsidiaries, other than obligations with respect to salary, benefits and other compensation arrangements, and other than with respect to the terms of Company Common Stock or Company Stock Options held by any such Persons.  None of the officers, directors or stockholders of the Company, and none of the directors or officers of the Company’s Subsidiaries, nor any members of their immediate families, are indebted to the Company or any of its Subsidiaries, other than Indebtedness incurred in connection with the exercise of options to acquire the Common Stock from the Company, or have any direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries is affiliated or with which the Company or any of its Subsidiaries has a business relationship, or any firm or corporation which competes with the Company or any of its Subsidiaries.  None of the officers, directors or stockholders of the Company, and none of the directors or officers of the Company’s Subsidiaries, nor any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company or any of its Subsidiaries (other than such contracts as relate to any such person’s employment with the Company or any Affiliate of the Company).  Neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any Indebtedness of any other person, firm or corporation.

Section 5.16.                          Employees.

(a)                                 The Company and its Subsidiaries have been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security taxes.  Each of the Company and its Subsidiaries is in compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.  The Company and its Subsidiaries have met in all material respects all requirements required by applicable Law or regulation relating to the employment of foreign citizens, including all requirements of I-9, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries currently employs, or has ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed.  The Company and its Subsidiaries have complied in all material respects with all applicable Laws that could require overtime to be paid to any current or former employee of the Company or any of its Subsidiaries, and no employee of any of them has ever brought or, to the Knowledge of the Company, threatened to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

(b)                                 No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority.  There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any of its Subsidiaries.

(c)                                  Each individual who renders services to the Company or any of its Subsidiaries who is classified by the Company or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Employee Benefit Plans) is properly so characterized.

Section 5.17.                          Obligations of Management.  Each Key Company Employee is currently employed full time at the Company and/or its Subsidiaries.  The Company has not received notice that any Key Company Employee is planning to work less than full time at the Company and/or its Subsidiaries in the future.

Section 5.18.                          Insurance.  Schedule 5.18 lists each insurance policy maintained by the Company or any of its Subsidiaries with respect to its or their properties, assets and businesses, and each such policy is in full force and effect and all premiums due and payable thereon have been paid.  Neither the Company nor any of its Subsidiaries is in default with respect to its obligations under any insurance policy maintained by it, and none of them has been denied insurance coverage nor received written notice from any insurer or agent of any intent to cancel any insurance policy.  The Company, its Subsidiaries and their properties are insured in such amounts, against such losses and with such insurers as are consistent with what would reasonably be expected in light of the nature of the properties and businesses of the Company and its Subsidiaries.  Except as set forth on Schedule 5.18, the Company and its Subsidiaries do not have any self-insurance or co-insurance programs, and the reserves set forth on the Financial Statements are adequate to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

Section 5.19.                          Environmental Matters.

(a)                                 The Company is, and since January 1, 2007 has been, in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance would not have a Company Material Adverse Effect.

(b)                                 There is no Environmental Claim pending or threatened against the Company or any of its Subsidiaries which would, if resolved adverse to the Company or its Subsidiaries,  have a Company Material Adverse Effect. Since January 1, 2007, the Company has not received any written notice, report or information regarding any actual or alleged violation of Environmental Laws or any liabilities or potential liabilities relating to it or its facilities arising under Environmental Laws.  The Company has not at any time received written notice, report or information regarding any actual or alleged violation of Environmental Laws or any liabilities or potential liabilities relating to its facilities arising under Environmental Laws that remain unresolved.

Section 5.20.                          Employee Benefit Plans.

(a)                                 Schedule 5.20(a) includes a complete list of all material Employee Benefit Plans and all Employment Agreements.

(b)                                 With respect to each material Employee Benefit Plan, the Company has delivered to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Employee Benefit Plan, including without limitation all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any. The Company has delivered or made available to Parent a true, correct and complete copy of each Employment Agreement.  Except for this Agreement and the Transactions contemplated hereby, and except as specifically provided in the foregoing documents delivered to Parent, there are no amendments to any material Employee Benefit Plan or Employment Agreement that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new material Employee Benefit Plan or Employment Agreement.

(c)                                  Schedule 5.20(c) identifies each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”).  The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and there are no existing circumstances and no events have occurred that would reasonably be likely to adversely affect the qualified status of any Qualified Plan or the related trust.  No trust funding any Employee Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(d)                                 All contributions required to be made to any Employee Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof have in all material respects been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company’s financial statements.  Each Employee Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) is unfunded.

(e)                                  With respect to each Employee Benefit Plan and Employment Agreement, the Company and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Employee Benefit Plans and Employment Agreement, including without limitation, Section 409A of the Code. Each Employee Benefit Plan and Employment Agreement has been administered in all material respects in accordance with its terms.  There is not now, nor do any circumstances exist that would be reasonably likely to give rise to, any requirement for the posting of security with respect to an Employee Benefit Plan or the imposition of any lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code.

(f)                                   No Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.  No Employee Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan or subject to the laws of any jurisdiction outside of the United States.  None of the Company, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.  None of the Company, its Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that would result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing (other than any such liability of the Parent and its ERISA Affiliates).  Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(g)                                  The Company and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries. There has been no communication to employees by the Company or any of its Subsidiaries which would reasonably be likely to be interpreted to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis. The Company and each of its Subsidiaries has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage.

(h)                                 Schedule 5.20(h) sets forth (i) an accurate and complete description of each provision of any Employee Benefit Plan or Employment Agreement under which the execution and delivery of this Agreement or the consummation of the Transactions contemplated hereby could (either along or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, or could limit the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust or any Employment Agreement or related trust, and (ii) the maximum amount of the “excess parachute payments” within the meaning of Section 280G of the Code that could become payable by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby.

(i)                                     None of the Company and its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be likely to subject any of the Employee Benefit Plans or their related trusts, the Company, any of its Subsidiaries or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j)                                    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to Company’s Knowledge, no set of circumstances exists which would reasonably be likely to give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Plan, any participant in a Plan, or any other party.

(k)                                 The Company, its Subsidiaries and each member of their respective business enterprises has complied in all material respects with the Worker Adjustment and Retraining Notification Act and all similar state, local and foreign laws.

Section 5.21.                          Internal Accounting Controls.  The Company has a system of internal accounting controls that is sufficient to provide reasonable assurance that: (i) transactions are executed, in all materials respects, in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability (“Satisfactory Internal Accounting Controls”).

Section 5.22.                          Investment Company.  None of the Company nor any of its Subsidiaries is (i) an “investment company” as defined in the Investment Company Act, nor (ii) relying on the exception from the definition of “investment company” in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

Section 5.23.                          Advisory Contracts.

(a)                                 All of the Advisory Contracts of Clients as of the date hereof are in full force and effect.  Each such Advisory Contract and any subsequent renewal thereof has at all times since its execution been (and currently is) duly authorized, executed and delivered by the applicable Advisory Entity and, to the Knowledge of the Company, each other party thereto and, to the extent applicable, adopted in compliance with Section 15 of the Investment Company Act, and at all such times has been a valid and binding agreement of such Advisory Entity, and to the Knowledge of the Company, each other party thereto, enforceable in accordance with its terms (subject to bankruptcy, insolvency, moratorium, fraudulent transfer and similar laws affecting creditors’ rights generally and to general principles of equity).  Since January 1, 2009, each Advisory Entity has been at all times (and currently is) in compliance with the terms of each Advisory Contract to which it is a party (including, without limitation, the applicable investment guidelines and restrictions thereunder, where applicable) and no event has occurred or condition exists that constitutes or would reasonably be expected to constitute a default by such Advisory Entity.

(b)                                 Schedule 5.23(b) lists, with respect to each Client, (i) any Advisory Contract with such Client, (ii) the amount of revenues collected from each Client during the year ended December 31, 2011 and during the three (3) months ended March 31, 2012, (iii) the manner in which fees are charged to such Client, the fee schedule and any fee waivers or expense reimbursements applicable to such Client and any material adjustments to such fee schedule since December 31, 2011 or presently proposed to be implemented, and (iv) the net asset value of each Client’s assets under management with the Company or its Subsidiaries as of March 31, 2012.

(c)                                  As of the date of this Agreement, no party to an Advisory Contract that is currently in effect has given written notice to any Advisory Entity of such party’s intention to terminate or materially reduce its investment relationship with such Advisory Entity or to adjust the fee schedule with respect to any Advisory Contract in a manner that would reduce the fee to such Advisory Entity from that described in Schedule 5.23(b).  The Advisory Entities have not expressly waived any of their material rights under any Advisory Contract.

(d)                                 Since January 1, 2009, any brokerage policies employed by the Advisory Entities have at all times been in conformity in all material respects with the description set forth in their respective Forms ADV, and since January 1, 2009, the only products or services obtained by the Advisory Entities through the use of brokerage commissions have been “brokerage and research” services within the meaning of §28(e) of the Exchange Act and the SEC staff interpretations thereunder.

Section 5.24.                          Code of Ethics; Compliance Procedures.  As it pertains to the respective businesses of the Advisory Entities, each Advisory Entity has adopted a written policy regarding insider trading and a code of ethics that complies with all applicable provisions of Section 17(j) of the Investment Company Act, Rule 17j-1 thereunder, Section 204A of the Advisers Act and Rule 204A-1 thereunder (to the extent applicable), true and correct copies of which have been delivered to Parent prior to the date hereof.  All required employees of the Advisory Entities have executed acknowledgments that they are bound by the provisions of such code of ethics, insider trading policy and personal trading policy.  Since January 1, 2009, there have been no material violations or allegations of material violations of such code of ethics, insider trading policy, conflicts policy or personal trading policy.  As it pertains to the businesses of the Advisory Entities, each Advisory Entity has adopted compliance policies and procedures and designated a chief compliance officer, each in accordance with Rule 206(4)-7 under the Advisers Act.

Section 5.25.                          Form ADV.  The disclosures in the current Form ADV of each Advisory Entity complies in all material respects with the requirements of Form ADV.  At each time of its filing since January 1, 2009, the disclosures in the Form ADV of each Advisory Entity complied in all material respects with the then applicable requirements of Form ADV.

Section 5.26.                          Additional Representations and Warranties Regarding the Funds.  Except where the violation of any of the representations and warranties contained in this Section 5.26 would not likely have a Company Material Adverse Effect:

(a)                                 Each of the audited balance sheets of the Funds as of December 31, 2011 and December 31, 2010 and the related financial statements for the fiscal years ended December 31, 2011 and December 31, 2010 have been prepared in accordance with GAAP, which have been consistently applied, except as otherwise disclosed therein, and present fairly, in all material respects, the financial position and other financial results of the applicable Fund at the dates and for the periods stated therein.

(b)                                 Since January 1, 2009, each Fund has had (and now has) all material permits, licenses, certificates of authority, orders and approvals of Regulatory Agencies that are required (including by the rules of any SRO) in order to permit it to carry on its business as presently conducted in all material respects, and such permits, licenses, certificates of authority, orders and approvals are in full force and effect.

(c)                                  Since January 1, 2009, each Fund has been operated in compliance in all material respects with its respective objectives, policies and restrictions, as set forth in such Fund’s Offering Documents (if applicable, as modified by the Funds’ other filings pursuant to the Investment Company Act).

(d)                                 Since January 1, 2009, (i) each Fund has been duly registered as a open-end investment company under the Investment Company Act; (ii) the shares of each Fund have been duly and validly issued, are fully paid and (except with respect to any Fund that is a Massachusetts business trust or a series thereof) nonassessable and were qualified for public offering and for sale in each jurisdiction where offers were made to the extent required by applicable Law; (iii) all outstanding shares of each Fund have been sold pursuant to an effective registration statement filed under the Securities Act, or a qualified exemption from the Securities Act for the issuance of the shares to the Company or an Affiliate of the Company prior to the commencement of operations of such Fund; and (iv) no stop order suspending the effectiveness of any such registration or qualification statement or notice has been issued and no proceedings for such purpose have been instituted or, to the Knowledge of the Company, contemplated.

(e)                                  As it pertains to the business of the Company and its Subsidiaries, since January 1, 2009, the Company, its Subsidiaries and each Fund have complied with the privacy rules and applicable regulations promulgated under the Gramm-Leach-Bliley Act, including the giving of any required notices to investors in each Fund.

(f)                                   As applicable, each Fund is valuing and has, since January 1, 2009, valued its portfolio securities (i) in compliance with all Applicable Securities Laws relating to the valuation of securities, (ii) in compliance with Rule 2a-4 under the Investment Company Act and (iii) in accordance in all material respects with such Fund’s stated valuation policies.

(g)                                  To the Knowledge of the Company, each Fund is in and has, since January 1, 2009, been in compliance with any and all applicable Laws relating to the prevention of money laundering.

(h)                                 The Board of Trustees of each Fund has been established and, since January 1, 2009, has operated in conformity with the requirements and restrictions of Sections 10 and 16 of the Investment Company Act and satisfies the fund governance standards as defined in Rule 0-1 under the Investment Company Act.

(i)                                     Each Fund has written policies and procedures adopted pursuant to Rule 38a-1 of the Investment Company Act that are reasonably designed to prevent material violations of the Federal Securities Laws (as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act).  Since January 1, 2009, to the Company’s Knowledge, there have no Material Compliance Matters (as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act) for any Fund other than those which (i) have been reported to the Board of Trustees of the applicable Fund or (ii) will be reported to the Board of Trustees of the applicable Fund at the next scheduled Board of Trustees meeting in the ordinary course of business by the chief compliance officer of such Fund, and, in both cases, to the extent necessary, satisfactorily remedied or are in the process of being satisfactorily remedied.  True and correct copies of materials reporting such Material Compliance Matters to the Board of Trustees of the Funds have been provided to Parent.

Section 5.27.                          Regulatory Reports; Filings.

(a)                                 The Advisory Entities and the Funds have filed all regulatory reports, schedules, forms, registrations and other documents relating to the business of the Company in each case that are material to the Advisory Entities or the Funds, as applicable, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2009 with (i) the SEC, (ii) any applicable domestic or foreign industry SROs, including, without limitation, FINRA, and (iii) all other applicable federal, state or foreign governmental or regulatory agency or authority (collectively with the SEC and the SROs, “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of the Company and its Subsidiaries and the Funds, there is no material proceeding pending by or before any Regulatory Agency, nor to the Knowledge of the Company has any Regulatory Agency threatened to initiate any material proceeding or, to the Knowledge of the Company, material investigation or inquiry into the business or operations of the Funds or the businesses of the Advisory Entities, since January 1, 2009.  There is no unresolved violation, deficiency or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of the Funds or of the Advisory Entities that is material to the business, assets or property of the Advisory Entities.

(b)                                 Each of the Advisory Entities’ and the Fund’s officers and employees which is required to be registered as an investment adviser, a registered representative, a sales person or in any commodities-related capacity with the SEC, any state securities commission, the National Futures Association, FINRA or any SRO is duly registered as such and such registration is in full force and effect, except where the failure to be so registered or to have such registration in full force and effect would not, individually or in the aggregate, have a Company Material Adverse Effect.  There are no proceedings pending (or, to the Knowledge of the Company, threatened, nor to the Knowledge of the Company has any event occurred, nor to the Knowledge of the Company does any condition exist, that is reasonably likely to form a basis for any such proceeding) that are reasonably likely to result in the revocation, cancellation or suspension, or any adverse modification, of any registration referred to in the immediately preceding sentence.

Section 5.28.                          Information.  The information relating to the Advisory Entities that is provided by the Company or its Representatives for inclusion in the Proxy Statements with respect to each Fund and the disclosure statement in connection with the approval of the Company’s stockholders of this Agreement and the Transactions contemplated hereby will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 5.29.                          Intentionally Omitted.

Section 5.30.                          Intentionally Omitted.

Section 5.31.                          ERISA Compliance.

(a)                                 To the extent the Company, any Subsidiary of the Company or any of their employees, agents or Affiliates, has acted as a fiduciary (within the meaning of Title I of ERISA, Section 4975 of the Code or Similar Law) with respect to the assets of any ERISA Client, such Person has acted in compliance in all material respects with the applicable requirements of ERISA.  To the extent the Company, any Subsidiary of the Company or any of their employees, agents or Affiliates has relied upon any statutory or administrative exemption from the prohibited transaction rules of Section 406 of ERISA and Section 4975 of the Code, such Person is eligible to rely on such exemption and has satisfied the requirements of such exemption.

(b)                                 Schedule 5.31(b) sets forth a complete and accurate list of each ERISA Client with respect to which the Company or any Subsidiary of the Company acts, or has acted since January 1, 2007, as a fiduciary (within the meaning of Title I of ERISA, Section 4975 of the Code or Similar Law.  The Company and each Subsidiary of the Company has taken such actions, including without limitation, use of subscription documents, investment advisory agreement, investment management agreements and other agreements, as necessary, to determine whether any Client is, or would reasonably be likely to become, an ERISA Client.  The Company has delivered or offered to make available to Parent any agreements that govern the relationship between the Company or any of its Subsidiaries and each ERISA Client, including those with respect to which the Company or any of its Subsidiaries is a fiduciary under Title I of ERISA, Section 4975 of the Code or Similar Law (collectively, “Benefit Plan Fiduciary Laws”).  In connection with the provision of services to any ERISA Client, the Company and each of its Subsidiaries (i) has acted in compliance in all material respects with all applicable Benefit Plan Fiduciary Laws; (ii) has not breached in any material respect any provision of any Benefit Plan Fiduciary Laws which would reasonably be likely to subject it to liability under any Benefit Plan Fiduciary Laws; and (iii) has not engaged in any conduct that constitutes a crime or violation listed in Section 411 of ERISA or Similar Laws (collectively, a “Fiduciary Violation”).

(c)                                  Each Subsidiary of the Company that has, or has ever had, an ERISA Client  is, and was at any time it had an ERISA Client, a “qualified professional asset manager” (“QPAM”) within the meaning of Department of Labor Prohibited Transaction Exemption 84-14, as amended (“PTE 84-14”) with respect to each ERISA Client for whom the Company acts as “investment manager” within the meaning of Section 3(38) of ERISA.  The Company has never had an ERISA Client or represented that it is or was a QPAM.  Neither the Company, any Subsidiary of the Company nor any Person who is an “affiliate” of the Company or Subsidiary of the Company within the meaning of Section VI(c)(i) of PTE 84-14 has been convicted of, or pleaded guilty to, a crime described in Section I(g) of PTE 84-14 or any other crime or has engaged in any conduct that would constitute a crime or violation listed in Section 411 of ERISA or Similar Laws.  The exemption provided by PTE 84-14 is not, nor ever was, unavailable with respect to transactions negotiated by or under the authority and general direction of the Company or any of its Subsidiaries by the application of Part I(e) of PTE 84-14.

(d)                                 Assuming that none of Parent or its affiliates is a party in interest to an ERISA Client, neither this Agreement nor the consummation of the Transactions contemplated by this Agreement will cause any transaction of a ERISA Client or the conduct of the Company or any Subsidiary of the Company to constitute a Fiduciary Violation or otherwise to violate any Benefit Plan Fiduciary Law, other than (i) any transaction or conduct subject to an applicable statutory or administrative exemption under the applicable Benefit Plan Fiduciary Law or (ii) by reason of a direct or indirect ownership interest in any Person held by Parent or a direct or indirect ownership interest in Parent held by any Person.

Section 5.32.                          The School for Ethical Education.  Schedule 5.32 sets forth all cash contributions and services provided by the Company to The School for Ethical Education (“TSEE”) during the year ended December 31, 2011.

Section 5.33.                          No Clients.  Except in respect of its Research Products, the Company has no Clients.  Only the Subsidiaries of the Company render Investment Management Services to Clients.

Section 5.34.                          Private Funds.  No Clients exempt from the definition of “investment company” under the Investment Company Act in reliance on Section 3(c)(1) or Section 3(c)(7) thereof are sponsored or controlled by the Company or any of the Subsidiaries of the Company.

Section 5.35.                          No Other Representations or Warranties.  Except for the representations and warranties contained in this Article V (as modified by the Disclosure Schedules delivered to Parent) and any certificate, document or other instrument delivered or to be delivered pursuant to this Agreement, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company, any of its Subsidiaries, or the Transactions contemplated by this Agreement, and the Company expressly disclaims any other representations or warranties, whether made by the Company or any of its respective Affiliates or Representatives.  Except for the representations and warranties contained in this Article V or in any certificate, document or other instrument delivered or to be delivered pursuant to this Agreement, the Company hereby disclaims all liability and responsibility for any representation, warranty, projection or forecast (with respect to which no representations or warranties exist whatsoever), statement or information made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by any Representative of either of the Company or any of its respective Affiliates).  The Company makes no representations or warranties to Parent regarding the probable success or future profitability of the Company.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 14.4, Parent and MergerSub jointly and severally represent and warrant to the Company that, except as set forth in the Disclosure Schedules delivered to the Company, the statements contained in this Article VI are true and correct on the date hereof and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).

Section 6.1.                                 Organization.  Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  MergerSub is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

Section 6.2.                                 Authority and Enforceability.  Each of Parent and MergerSub have all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by Parent and MergerSub of this Agreement, and the consummation by Parent and MergerSub of the Transactions, has been duly authorized and approved by their respective boards of directors, and no other corporate action on the part of Parent or MergerSub (including, without limitation, approval by Parent stockholders) is necessary to authorize the execution, delivery and performance by Parent and MergerSub of this Agreement and the consummation by them of the Transactions.  This Agreement has been duly executed and delivered by Parent and MergerSub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent and MergerSub, enforceable against each of them in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 6.3.                                 No Conflicts.  Neither the execution and delivery of this Agreement by Parent or MergerSub, nor the consummation by Parent and MergerSub of the Transactions nor compliance by Parent or MergerSub with any of the terms or provisions hereof, does nor will (i) conflict with or violate any provision of the certificate of incorporation or bylaws (or equivalent governing documents) of Parent or MergerSub subject, in the case of consummation of the Merger, to the filing of the Certificates of Merger, (ii) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or MergerSub or any of their respective properties or assets, or (iii) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or MergerSub under, any of the terms, conditions or provisions of any contract or other agreement to which Parent or MergerSub is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clauses (ii) and (iii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially impair the ability of Parent or MergerSub to consummate the Transactions.

Section 6.4.                                 Capitalization of Parent and MergerSub.

(a)                                 The authorized capital stock of Parent consists of (i) 30,000,000 shares of Parent Common Stock and (ii) 10,000,000 shares of Parent Preferred Stock.  On the date hereof, (i) 17,856,344 shares of Parent Common Stock are validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof and (ii) no shares of Parent Preferred Stock are issued and outstanding.  On the date hereof, the holders of subscriptions, warrants, options, convertible securities and other rights (contingent or other) to purchase or otherwise acquire equity securities of Parent, and the number of such subscriptions, warrants, options, convertible securities and other such rights held by each, are as set forth on Schedule 6.4(a).  The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of Parent are as set forth in the certificate of incorporation of Parent, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable laws.  As of the date hereof:  (i) no subscription, warrant, option, convertible security, or other right (contingent or other) to purchase or otherwise acquire equity securities of Parent is authorized or outstanding; and (ii) there is no commitment by Parent to issue shares, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of Indebtedness or any asset.  As of the date hereof, Parent has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof.  All of the outstanding securities of Parent were issued in compliance with all applicable Federal and state securities laws and any and all preemptive rights.

(b)                                 Parent owns one hundred percent (100%) of the Equity Interests of MergerSub, which consist exclusively of one thousand (1,000) shares of common stock, par value $0.01 per share.  Parent owns beneficially and of record, and has good, valid and marketable title to, the Equity Interests of MergerSub, free and clear of all Liens (including any restriction on the right to vote, sell or otherwise dispose of any such Equity Interests), other than restrictions under applicable federal and state securities Laws.  No other Equity Interests in MergerSub are authorized, issued or outstanding.  As of the date hereof, there are no outstanding options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind, obligating Parent or any of MergerSub to issue, deliver or sell, or cause to be issued, delivered or sold, Equity Interests in MergerSub or obligating Parent or MergerSub to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  As of the date hereof, there are no outstanding or authorized appreciation, phantom, profit participation or similar rights with respect to the Equity Interests of MergerSub.  As of the date hereof, there are no outstanding contractual obligations of Parent or MergerSub to repurchase, redeem or otherwise acquire any of the Equity Interests of MergerSub or to make any material investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 6.5.                                 Approvals.  No Consents of any Governmental Authority, or of any other Person, are required in connection with the execution and delivery by Parent or MergerSub of this Agreement or the performance by Parent or MergerSub of their obligations hereunder, except for the filing of the Parent Certificate of Merger and the MergerSub Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the CBCA.

Section 6.6.                                 Valid Issuance.  The Parent Common Stock to be issued by Parent pursuant to the terms of this Agreement, will be validly issued by Parent, and such shares of Parent Common Stock shall be fully paid and nonassessable securities of Parent, and such Parent Common Stock shall not be subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Parent’s certificate of incorporation or by-laws.

Section 6.7.                                 Brokers.  Neither Parent nor MergerSub has any contract, agreement arrangement or other understanding with any broker, finder or similar agent with respect to the Transactions and no Person is entitled to any broker’s finder’s financial advisors or other similar fee or commission in connection with the Transactions.

Section 6.8.                                 Parent SEC Documents.

(a)                                 Parent has made available to the Company, or the SEC’s Electronic Data Gathering, Analysis and Retrieval database contains in a publicly available format, accurate and complete copies of all annual reports on Form 10-K, quarterly reports on Form 10-Q, registration statements, prospectuses, proxy statements and other statements, reports, schedules, forms and other documents (and all amendments or supplements thereto) filed or furnished by Parent with the SEC since January 1, 2009 (the “Parent SEC Documents”).  All statements, reports, schedules, forms and other documents required to be filed or furnished by Parent with the SEC since January 1, 2009 have been so filed or furnished.  As of the time it was filed or furnished to the SEC (or, if amended, supplemented or superseded by a subsequent filing, on the date of such filing), (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and (ii) no Parent SEC Document contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                                 The consolidated financial statements (including any related notes thereto) of Parent included in the Parent SEC Documents (i) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (A) as may be indicated in the notes thereto, (B) as permitted by Regulation S-X, (C) as permitted by Form 10-Q or (D) that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount) and (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its Subsidiaries as at the dates and for the periods covered thereby (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

Section 6.9.                                 Internal Accounting Controls.  Parent has established a system of Satisfactory Internal Accounting Controls.

Section 6.10.                          Disqualification.  Neither Parent nor any Affiliate of Parent is ineligible to serve as an employee, officer, director, member of an advisory board, investment adviser, depositor or principal underwriter of any investment company registered under the Investment Company Act by reason of any conviction of a felony or misdemeanor, described in Section 9(a)(1) of the Investment Company Act, or by reason of any order, judgment or decree of any court of competent jurisdiction, described in Section 9(a)(2) of the Investment Company Act, and is not subject to any order issued by the SEC under Section 9(b) of the Investment Company Act.  Neither Parent nor any “associated person” (as defined in the Advisers Act) of Parent that is registered as an investment adviser is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment advisor or an associated person thereof.

Section 6.11.                          Information.  The information relating to Parent that is provided by Parent or its Representatives for inclusion in the Proxy Statements with respect to each Fund and for inclusion in the disclosure statement in connection with the approval of the Company’s stockholders of this Agreement and the Transactions contemplated hereby will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  Parent shall have no responsibility for such documents other than in respect of information provided by Parent in writing expressly for inclusion therein.

Section 6.12.                          Investment Company.  Neither the Parent nor any of its Subsidiaries is (i) an “investment company” as defined in the Investment Company Act, nor (ii) relying on the exception from the definition of “investment company” in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act or relying on Rule 3a-2 under the Investment Company Act.

Section 6.13.                          Absence of Material Adverse Effect.  Since December 31, 2011, there has not occurred any Parent Material Adverse Effect.

Section 6.14.                          Litigation.  As of the date of this Agreement, there is no any action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority or before any arbitrator which is pending or, to Parent’s Knowledge, threatened against Parent or any Subsidiary of Parent which, if determined adversely to Parent or such Subsidiary of Parent, would have, individually or in the aggregate, a Parent Material Adverse Effect (without regard to clause (e) of the definition thereof) or which in any manner challenges or seeks to prevent, enjoin, alter or delay the Transactions contemplated by this Agreement.

Section 6.15.                          Interim Operations of MergerSub.  MergerSub was formed solely for the purpose of engaging in the Transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

Section 6.16.                          Financing.  Parent has, and at the Closing will have, sufficient funds necessary to consummate the Transactions contemplated by this Agreement and to fulfill its obligations hereunder, including, without limitation, payment of the Merger Consideration at the Closing and the payment of all fees and expenses for which it is obligated in connection therewith.

Section 6.17.                          Solvency.  Immediately after giving effect to the Transactions contemplated by this Agreement, Parent shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities).  Immediately after giving effect to the Transactions contemplated by this Agreement, Parent shall have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the Transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Parent.

Section 6.18.                          Section 15(f).  Neither Parent nor any of its Affiliates has any express or implied understanding or arrangement which would impose an “unfair burden,” within the meaning of that term in Section 15(f) of the Investment Company Act, on any Fund or any successor thereto.

Section 6.19.                          No Other Representations or Warranties.  Except for the representations and warranties contained in this Article VI (as modified by the Disclosure Schedules delivered to the Securityholders’ Representative) and any certificate, document or other instrument delivered or to be delivered pursuant to this Agreement, neither Parent nor any other Person makes any other express or implied representation or warranty with respect to Parent, any of its Subsidiaries, or the Transactions contemplated by this Agreement, and Parent expressly disclaims any other representations or warranties, whether made by Parent or any of its Affiliates, agents or Representatives.  Except for the representations and warranties contained in this Article VI or any certificate, document or other instrument delivered or to be delivered pursuant to this Agreement, Parent hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated, or furnished (orally or in writing) to the Securityholders or their respective Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to any Securityholder by any Representative of Parent or any of its Affiliates).  Parent makes no representations or warranties to the Securityholders regarding the probable success or future profitability of Parent.

ARTICLE VII.

COVENANTS OF THE COMPANY

The Company hereby covenants as follows:

Section 7.1.                                 Conduct of Business Before the Closing Date.

(a)                                 Without the prior written consent of Parent, between the date hereof and the earlier of (i) termination of the Agreement pursuant to Article XIII and (ii) the Closing Date, the Company shall not, directly or indirectly, and the Company shall cause each of its Subsidiaries not to, except as required, expressly permitted or expressly contemplated pursuant to the terms of or in connection with this Agreement or the Transactions contemplated hereby:

(i)                                   make any material change in the conduct of its business or enter into any transaction other than in the ordinary course of business and consistent in all material respects with past practices;

(ii)                                make any change in any of its organizational documents; issue any additional shares of Company Common Stock or other equity securities or grant any option, warrant or right to acquire any Company Common Stock or other Equity Interests or issue any security convertible into or exchangeable for such Equity Interests or alter in any way any its outstanding securities or make any change in outstanding shares of Company Common Stock or other Equity Interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

(iii)                             incur any material obligation or liability (whether absolute, accrued, contingent or otherwise) except in the ordinary course of business and consistent in all material respects with past practice;

(iv)                            cause any material loss, damage, destruction or other casualty to the material assets or properties of the Company or any of its Subsidiaries;

(v)                               make any sale, assignment, transfer, abandonment, sublease, assignment or other conveyance of its assets, leased real property or rights or any part thereof except in the ordinary course of business and consistent in all material respects with past practices;

(vi)                            subject any of its material assets, properties or rights or any material part thereof, to any Lien or suffer such to exist, or fail to discharge or satisfy, any Lien, in each case other than Permitted Liens;

(vii)                         redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of Company Common Stock or other Equity Interests or declare, set aside or pay any dividends or other distribution in respect of such shares of Company Common Stock or ownership interests;

(viii)                      acquire, purchase, lease or sublease any material assets, raw materials or properties (including any real property), or enter into any other transaction, other than in the ordinary course of business and consistent in all material respects with past practice;

(ix)                            merge with or into any other Person or effect any recapitalization or any similar business combination, including, without limitation, any transaction in which the Persons holding a majority of the voting control of the Company as of the date hereof cease to hold a majority of the voting control of the Company or the applicable successor entity after the consummation of such transaction;

(x)                               acquire for its own account any Equity Interest in any Person;

(xi)                            except as required pursuant to the terms of any Employee Benefit Plan or Employment Agreement in effect on the date of this Agreement, (a) grant to any officer, director or employee of the Company or any of its Subsidiaries any increase (retroactive, current or future) in compensation, (b) grant, pay or promise to grant or pay to any officer, director or employee of the Company or any of its Subsidiaries any increase (retroactive, current or future) in severance, incentive bonus, equity-based awards, change of control payment, retention or sale bonus or termination pay, (c) amend, enter into, renew or terminate any Employment Agreement, contracting agreement or consulting agreement, (d) establish, adopt, enter into or amend any Employee Benefit Plan, (e) cause the accelerated vesting, accelerate any rights or benefits, or make any material determinations, under any Employee Benefit Plan, (f) hire or terminate any officer, director or employee, or (g) incur any obligation or liability for the payment of severance benefits, except to the extent such obligation or liability shall be paid in full prior to the Closing Date;

(xii)                         make or commit to make capital expenditures for any post-Closing period in excess of Ten Thousand Dollars ($10,000);

(xiii)                     enter into any agreements with any Affiliates;

(xiv)                     fail to keep in full force and effect insurance comparable in amount and scope to existing coverage maintained;

(xv)                        make any material change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP, or write off as uncollectible any accounts receivable except in the ordinary course of business and consistent in all material respects with past practice;

(xvi)                     make, revoke or change any material Tax election, change an annual accounting period, adopt or change any material accounting method, file any material amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment, surrender any material right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xvii)                  form any new investment fund, or become the general partner or managing member of, or investment adviser to an investment fund;

(xviii)               make, enter into, modify, amend or terminate, or waive any right or remedy under, any Scheduled Contract, other than in the ordinary course of business and consistent in all material respects with past practice;

(xix)                     discontinue the offering of any of the Company’s services or products;

(xx)                        default on any material obligation;

(xxi)                     cancel any debts or claims, except in the ordinary course of business consistent in all material respects with past practice and provided such cancelations are individually and in the aggregate not material;

(xxii)                  dispose of any patents, trademarks, copyrights or any patent, trademark or copyright applications;

(xxiii)               lend money to any Person (other than routine advances of non-material amounts to non-officer employees for business expenses) or incur or guarantee any Indebtedness for borrowed money; or

(xxiv)              enter into any agreement or commit to do any of the foregoing.

(b)                                 From and after the date hereof and until the Closing Date, the Company shall, and shall cause its Subsidiaries to:

(i)                                   continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use;

(ii)                                file, when due or required, all Tax Returns required to be filed and pay when due all Taxes lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

(iii)                             (A) during the period from the date hereof until the close of business on the date of the Pre-Closing Balance Sheet, conduct its business in the ordinary course and consistent in all material respects with past practice, and (B) during the period from the close of business on the date of the Pre-Closing Balance Sheet until the Closing Date, conduct its business in the ordinary course and consistent in all respects with past practice;

(iv)                            keep its books of account, files and records in the ordinary course and in accordance in all material respects with existing practice; and

(v)                               use commercially reasonable efforts to preserve intact its operations, organization and reputation, keep available the services of its present officers and key employees and preserve the goodwill and business relationships of its customers.

Section 7.2.                                 Consents and Approvals.  The Company shall, at its sole cost and expense, (i) use its commercially reasonable efforts to obtain all necessary Consents of all Governmental Entities, and of all other Persons, required in connection with the execution, delivery and performance by the Company of this Agreement, (ii) diligently assist and cooperate with Parent and MergerSub in preparing and filing all documents required to be submitted by Parent and MergerSub to any Governmental Entities, in connection with such Transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by Parent and MergerSub in connection with such Transactions (which assistance and cooperation shall include, without limitation, timely furnishing to Parent and MergerSub all information concerning the Company and its Affiliates that counsel to Parent determines is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval), and (iii) use its commercially reasonable efforts to deliver to Parent for its acceptance, execution and delivery, the Support Agreement executed and delivered by Securityholders of the Company who hold in the aggregate no less than ninety-two percent (92%) of the outstanding voting power of the Company immediately prior to the Effective Time.

Section 7.3.                                 Required Client Approval.

(a)                                 With respect to any (i) Fund, the Company shall as soon as practicable, use commercially reasonable efforts to cause the meeting of the Board of Trustees of each applicable Fund for purposes of approving the Management Change for such Fund and, if so approved, to file with the SEC a Proxy Statement and (ii) Client, use its commercially reasonable efforts to obtain the Required Client Approval in respect of the Management Change applicable to such Client.  With respect to Clients that are Funds, the Proxy Statements and all other solicitation and related materials distributed in connection with such Required Client Approval shall be in form and substance reasonably acceptable to Parent, and Parent shall be provided a reasonable opportunity to review the Proxy Statements and all other solicitation and related materials prior to distribution and to have its reasonable comments reflected therein.  The new Advisory Contracts for any Clients that are Funds to be effective as of the Closing shall be with WISI and shall contain terms (including the fee rate), that are the same as the terms of the existing Advisory Contract between such Fund and WISI, with the exception of such Advisory Contract’s effective and termination dates unless otherwise agreed to by Parent, WISI and such Fund.

(b)                                 If consent is required by applicable Law or by the Advisory Contract of any Client (other than the Funds) with regard to the Management Change, as promptly as practicable following the date of this Agreement, the Company shall send a notice (the “Transaction Notice”) informing such Client of the Transactions contemplated by this Agreement and requesting the written consent of such Client to the Management Change.

(c)                                  The Parties agree that any consent required by a Client with regard to the Management Change shall be deemed given for all purposes under this Agreement (i) if written consent is expressly required under the respective Advisory Contract and the revenues of the Company and its Subsidiaries from such Advisory Contract were Three Thousand Dollars ($3,000) or more for the twelve (12) months ended March 31, 2012, upon receipt of the written consent requested in the Transaction Notice or (ii) if written consent is expressly required under the respective Advisory Contract and the revenues of the Company and its Subsidiaries from such Advisory Contract were less than Three Thousand Dollars ($3,000) for the twelve (12) months ended March 31, 2012, or if consent other than written consent is permitted under applicable Law and the respective Advisory Contract, (x) upon receipt of a written consent requested in the Transaction Notice or (y) if no such written consent is received, if sixty (60) days shall have passed since the sending of written notice (“Negative Consent Notice”) to such Client (which Negative Consent Notice may be included in the Transaction Notice) informing such Client: (A) of the intention to complete the Transactions contemplated by this Agreement, which will result in the Management Change; and (B) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least sixty (60) days after the sending of the Negative Consent Notice without termination; provided, that, no consent shall be deemed to have been given for any purpose under this Agreement if at any time prior to the Closing such Client notifies the Company, whether in writing or orally, that such Client has not so consented or has terminated or intends to terminate its Advisory Contract (and such notice is not withdrawn or superseded).  For the avoidance of doubt, the Parties agree that the Company shall include in each Negative Consent Notice a request for written consent, even if written consent to the Management Change is not required by the applicable Advisory Contract.  Any Advisory Contract with a Client (other than a Fund) entered into after the date of this Agreement shall include a provision stating that such Client consents to the Transactions contemplated by this Agreement by the execution of such Advisory Contract.

Section 7.4.                                 Company Stockholder Meeting.  Promptly following execution of the Support Agreement by Parent, the Company shall hold a duly called meeting of its stockholders to consider and vote upon the Merger.

Section 7.5.                                 Termination of Tax-Qualified Retirement Plans.  Effective as of immediately prior to but contingent on the Closing Date, the Company shall, or shall cause a Subsidiary to, terminate any tax-qualified retirement plan that is a defined contribution plan, as defined under Section 3(34) of ERISA, including without limitation, the Plan.

ARTICLE VIII.

COVENANTS OF PARENT AND MERGER SUB

Section 8.1.                                 Actions Prior to the Effective Time.  Parent and MergerSub shall not take any action which shall cause them to be in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement.  Parent and MergerSub shall use their commercially reasonable efforts to perform and satisfy all conditions to Closing to be performed or satisfied by them under this Agreement as soon as possible, but in no event later than the Closing Date.

Section 8.2.                                 Consents and Approvals.  Parent shall, at its sole cost and expense, (i) use its commercially reasonable efforts to obtain all necessary Consents of all Governmental Entities, and of all other Persons, required in connection with the execution, delivery and performance by Parent of this Agreement and (ii) diligently assist and cooperate with the Company in preparing and filing all documents required to be submitted by the Company to any Governmental Entities, in connection with such Transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by the Company in connection with such Transactions (which assistance and cooperation shall include, without limitation, timely furnishing to the Company all information concerning Parent and its Affiliates that counsel to the Company determines is required to be included in such documents or would be helpful in obtaining such required consent, waiver, authorization or approval).

Section 8.3.                                 Intentionally omitted.

Section 8.4.                                 Distribution of Additional Shares of Parent Common Stock.  At the Closing or as soon as reasonably practical thereafter (but in no event later than sixty (60) days thereafter or such later date as agreed to between Parent and the Securityholders’ Representative), Parent shall establish a pool (the “Bonus/Expenses Pool”) with a value equal to Four Hundred Four Thousand Dollars ($404,000).  The Bonus/Expenses Pool shall consist of any combination, as determined by the Company’s chief executive officer in his discretion, of (i) restricted stock units (each an “RSU” and, collectively, “RSUs”) under Parent’s 2007 Incentive Stock Plan or otherwise, where each RSU shall be denominated by one share of Parent Common Stock, and (ii) cash; provided that each RSU shall be valued at $2.00 and that the Bonus/Expenses Pool shall consist of at least 65,000 RSUs (i.e., $130,000 in value).  The Bonus/Expenses Pool shall be used by the Company’s chief executive officer in his discretion pay bonuses to individuals who are officers and/or employees of the Company or any of the Subsidiaries of the Company on the Closing Date and/or to pay expenses of the Company in connection with this Agreement.  The intended purposes for granting the RSUs included in the Bonus/Expenses Pool are, among other things, to incentivize such persons to remain officers and/or employees of the Company during the pre-Closing period and thereafter, to incentivize such persons to assist in facilitating the Closing, and to more fully align such persons’ interests with those of Parent and the Surviving Entity.  No later than two (2) Business Days prior to the Closing, the Securityholders’ Representative shall deliver to Parent a schedule (the “Bonus Schedule”) setting forth (i) the name of each officer and/or employee of the Company or its Subsidiaries to whom the Company’s chief executive officer will allocate RSUs and/or cash from the Bonus/Expenses Pool, and (ii) the number of RSUs and/or amount of cash to be allocated to each such officer and/or employee of the Company or its Subsidiaries.  No RSUs or cash shall be allocated pursuant to this Section 8.4 as a bonus other than as indicated on the Bonus Schedule (and, for the avoidance of doubt, any amounts not so allocated shall be available for paying expenses of the Company in connection with this Agreement).

Section 8.5.                                 Employee Benefit Arrangements.

(a)                                 From and after the Closing Date, Parent shall, or shall cause the Surviving Entity to, honor, pay, perform and satisfy any and all Employee Benefit Plans listed on Schedule 5.20(a) and the Key Employment Agreements.  Effective as of the Closing Date or as soon as reasonably practicable thereafter, Parent shall establish, or shall cause the Surviving Entity to establish, a qualified defined contribution retirement plan that includes a 401(k) feature under which employees of the Company shall be eligible to participate on terms and conditions that are substantially similar to the terms and conditions of the Plan.

(b)                                 Nothing in this Section 8.5 shall prohibit Parent or the Surviving Entity from amending, modifying or terminating any Employee Benefit Plan or other Employee Benefit Plan pursuant to, and in accordance with, the terms thereof and nothing contained herein shall be construed as requiring, and neither the Company nor any of its Subsidiaries shall, without Parent’s prior written consent, take any action that would have the effect of requiring, Parent, the Company or the Surviving Company Entity to continue any specific Employee Benefit Plan, or to continue the employment of any specific person except as contemplated by the Key Employment Agreements.  The Company and Parent acknowledge and agree that all provisions contained in this Section 8.5 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the Company and Parent, and that nothing in this Section 8.5, whether express or implied, shall be treated as an amendment or other modification to any Employee Benefit Plan, Employment Agreement or other benefit plan, agreement or other arrangement or create any third party beneficiary or other rights (i) in any other Person, including any current or former employees, directors, consultants, any participant in any Employee Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with the Company, Parent, Surviving Entity or any of their respective Affiliates.

Section 8.6.                                 Section 15(f).  Parent and MergerSub acknowledge that the Transactions contemplated by this Agreement are intended to qualify for the treatment described in Section 15(f) of the Investment Company Act.  In this regard, Parent shall, and shall cause its Affiliates to, (i) use commercially reasonable efforts to assure that, for a period of three years after the Closing Date, at least seventy-five percent (75%) of the Board of Trustees of each Fund or any successor thereto are not “interested persons,” as that term is defined in the Investment Company Act, of the Company or Parent; and (ii) refrain from imposing, for a period of two years after the Closing Date, any “unfair burden,” within the meaning of that term in Section 15(f) of the Investment Company Act, on any Fund.  For a period of three (3) years from the Closing Date, the Parent shall not, and shall cause its Affiliates not to, voluntarily engage in any transaction that would constitute an “assignment” of any Advisory Contract of any Fund or any successor thereto without first obtaining a covenant in all material respects the same as that set forth in this Section 8.6.

ARTICLE IX.

ADDITIONAL AGREEMENTS

Section 9.1.                                 Further Action; Commercially Reasonable Efforts.

(a)                                 Subject to the terms and conditions of this Agreement, each of the Parties hereto shall cooperate with the other Parties and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to promptly take, or cause to be taken, actions, and do, or cause to be done, things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents.  Notwithstanding anything to the contrary contained in this Agreement (including this Article IX), the Company and/or its Affiliates shall not be obligated to (i) enter into any agreement or arrangement to provide administrative or investment advisory services to any Client in the event that such agreement or arrangement contains terms and conditions that are not acceptable to the Company, (ii) enter into any agreement or arrangement pursuant to which the Company or any of its Affiliates agrees to cap or otherwise forgo or waive any portion of the aggregate annual expenses of any Client in a manner different than applicable to such Client on the date of this Agreement or (iii) make any payments or agree to any material undertakings in connection with obtaining (or causing to be obtained) any waiver, permit, consent, approval or other authorization, and effecting any filing, notice, petition, statement, registration, submission of information, application or other document, in connection with consummating the Transactions contemplated by this Agreement.

(b)                                 The Company shall prepare, in consultation with Parent, the (i) unaudited financial statements of the Company as of March 31, 2012 and as of the end of each other fiscal quarter in 2012 prior to the Closing Date together with all comparable periods in 2011, and (ii) audited financial statements of the Company as of December 31, 2011 and December 31, 2010 and the Company and Parent shall together prepare any other requisite financial statements and data required to be filed by Parent following the Closing Date pursuant to Form 8-K and any other applicable requirement of Law (the “Required Financials”).  From the date hereof the Company shall provide Parent reasonable access to all the books, records and personnel of the Company in connection with the (i) preparation of the Required Financials and (ii) evaluation and documentation of the Company’s internal accounting controls.

Section 9.2.                                 Consents and Approvals.  Without limiting the generality of Sections 7.2, 8.2 and 9.1, (i) the Company shall use its commercially reasonable efforts to (A) take all action necessary to ensure that no state takeover statute or similar law, rule or regulation is or becomes applicable to any of the Transactions contemplated hereby and (B) if any state takeover statute or similar law, rule or regulation becomes applicable to any of the Transactions contemplated hereby, take all action necessary to ensure that the Transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such law, rule or regulation on the Transactions contemplated hereby and (ii) neither Parent nor the Company shall, nor shall they permit their respective Affiliates to, take or fail to take any action that would reasonably have the effect of materially delaying the consummation of the Transactions contemplated hereby or preventing, impeding or delaying the consummation of the Transactions contemplated hereby; provided, however, that no action taken or failure by the Company or Parent to take an action, in either case, to the extent required by law, rule or regulation or in the ordinary course of business, shall be deemed to be a violation of this Section 9.2.

Section 9.3.                                 Intercompany Loans.  Any intercompany loans made by Parent to the Company for working capital or acquisition capital purposes shall be on mutually agreed upon terms and conditions; provided, however, that interest on any such intercompany loans shall accrue on all outstanding amounts at a rate of at least six percent (6%) per annum.

Section 9.4.                                 Change of Name.  Parent agrees to include the word “Wright” in its legal name on or prior to the twelve (12) month anniversary of the Closing Date, and to include the word “Winthrop” in the legal name of the Surviving Entity and the word “Wright” in the legal name of each of its Subsidiaries.  Parent shall continue to include the word “Wright” in its legal name for no less than twenty-four (24) months following the change of its name or as otherwise agreed to by Parent and the Securityholders’ Representative.  The Surviving Entity and its Subsidiaries shall continue to include the word “Winthrop” or “Wright” in their legal names for so long as they are owned, directly or indirectly, by Parent, except as otherwise agreed upon by Parent and the Securityholders’ Representative.

Section 9.5.                                 The School for Ethical Education.  For the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, the Parent shall cause the Surviving Entity to provide TSEE substantially similar office services (in kind and amount, excluding any cash donations made by the Company and excluding any employee benefits) to those provided by the Company to TSEE during the year ended December 31, 2011.

Section 9.6.                                 Fees and Expenses.  Whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the Party incurring such fees or expenses.  Parent will pay the reasonable out-of-pocket costs, up to One Hundred Fifty Thousand Dollars ($150,000), incurred by the Funds in connection with their obtaining consents and approvals required in connection with the Transactions.

Section 9.7.                                 Tax Matters.

(a)                                 Parent and the Securityholders’ Representative shall cooperate fully, and Parent shall cause the Surviving Company to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return or in connection with any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding.

(b)                                 Any Tax Return to be prepared and filed after the Closing Date for taxable periods ending on or before the Closing Date or for any Straddle Period shall be prepared on a basis consistent with the last previous similar Tax Return.  Parent shall provide the Securityholders’ Representative with a copy of each such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested by the Securityholders’ Representative) for review and comment at least 45 days prior to the filing of such Tax Return, in the case of income Tax Returns, and in such period of time prior to filing as Parent shall reasonably determine to be practicable in the case of other Tax Returns.  Parent shall accept all reasonable comments of the Securityholders’ Representative.

(c)                                  Parent shall not (and shall not cause or permit any Company or Subsidiary to) file, amend, re-file or otherwise modify any Tax Return or Tax election relating in whole or in part to the Company or any Subsidiary or agree to the waiver or any extension of the statute of limitations, with respect to any taxable period (or portion thereof) ending on or before the Closing Date, without the prior written consent of the Securityholders’ Representative (which consent shall not be unreasonably withheld or delayed).

(d)                                 The Securityholders shall be entitled to any refunds (including any interest paid thereon) or credits of Taxes of the Company or any Subsidiary attributable to taxable periods ending on or before the Closing Date or to the portion of any Straddle Period ending on the Closing Date to the extent such refunds were not taken into account in Net Working Capital.  Parent and its Affiliates shall cooperate with the Securityholders’ Representative in obtaining any refund to which the Securityholders are entitled under this Section 9.7(d).  Parent shall promptly forward to or reimburse the Securityholders for any such refunds (including any interest paid thereon) or credits due to the Securityholders after receipt thereof.

Section 9.8.                                 Indemnification.  Parent shall not, for a period of three (3) years after the Closing, take any action to alter or impair any exculpatory or indemnification provisions now existing in the certificate of incorporation or by-laws of the Company or any of its Subsidiaries for the benefit of any Indemnified Executive at any time prior to the Closing, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing.

ARTICLE X.

SURVIVAL AND INDEMNIFICATION

Section 10.1.                          Survival of Representations, Warranties and Agreements.

(a)                                 The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any Party hereto and the Effective Time and shall terminate at 11:59 P.M. Eastern time on the date that is twelve (12) months after the Closing Date; provided, that the Fundamental Representations shall survive until the date that is the eighteen (18) month anniversary of the Closing Date, and except, in all cases, with respect to any Loss, claim or breach of representation or warranty of which any Indemnified Party shall have provided written notice to the Securityholders’ Representative, or to Parent, as the case may be, prior to such termination.

(b)                                 The covenants and agreements which by their terms do not contemplate performance after the Closing shall terminate as of the Closing.  The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the Party entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the applicable statute of limitations.

Section 10.2.                          Indemnification by Securityholders.  As an integral term of the Transaction, each Support Agreement Securityholder, severally and not jointly, in accordance with his, her or its proportionate share of the Merger Consideration received by such Support Agreement Securityholder in the Merger in relation to the aggregate Merger Consideration (such proration based on the Parent Common Stock Price Per Share), shall indemnify, defend and hold harmless Parent, Merger Sub, the Surviving Corporation and their respective Affiliates and Representatives (the “Parent Indemnified Parties”) from and against any and all claims, losses, liabilities, damages, deficiencies, interest and penalties, costs and expenses (including, but not limited to, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding in connection with the foregoing or to enforce the provisions hereof) (collectively “Losses”) incurred or suffered by any such Indemnified Parties, regardless of whether or not such Losses relate to a third party claim or whether such Losses arise as a result of the negligence, strict liability or any other liability under any theory of Law or equity of any such Indemnified Party, directly or indirectly, as a result of, with respect to or in connection with, without duplication:

(a)                                 the failure of any representation or warranty of the Company set forth herein or in any certificate, document or other instrument delivered pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing (disregarding with respect to this Section 10.2(a) any “material”, “in all material respects”, “Company Material Adverse Effect” or similar qualification contained therein or with respect thereto for the sole purpose of calculating any Losses and not for determining whether or not any breaches of such representations or warranties have occurred) (each such breach or inaccuracy of representation or warranty, a “Warranty Breach”);

(b)                                 any failure by the Company to fully perform, fulfill or comply with any covenant of the Company set forth herein or in any certificate, document or other instrument delivered by the Company pursuant to this Agreement; or

(c)                                  Pre-Closing Taxes;

in each case to the extent such Losses exceed the amount of accruals and reserves therefor included in determining Net Working Capital.

Section 10.3.                          Indemnification by Parent.  As an integral term of the Transaction, Parent shall indemnify, defend and hold harmless the Support Agreement Securityholders (and, in respect of Section 10.3(e) only, all Securityholders) from and against any and all Losses incurred or suffered by any such Support Agreement Securityholder (or, in respect of Section 10.3(e) only, any Securityholder), regardless of whether or not such Losses relate to a third party claim or whether such Losses arise as a result of the negligence, strict liability or any other liability under any theory of Law or equity of any such Support Agreement Securityholder, directly or indirectly, as a result of, with respect to or in connection with:

(a)                                 the failure of any representation or warranty of Parent set forth herein or in any certificate, document or other instrument delivered pursuant to this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing (disregarding with respect to this Section 10.3(a) any “material”, “in all material respects”, “Parent Material Adverse Effect” or similar qualification contained therein or with respect thereto for the sole purpose of calculating any Losses and not for determining whether or not any breaches of such representations or warranties have occurred);

(b)                                 any failure by Parent to fully perform, fulfill or comply with any covenant of Parent set forth herein or in any certificate, document or other instrument delivered by Parent pursuant to this Agreement;

(c)                                  any and all Taxes due and payable by the Company or any Subsidiary for any taxable period beginning after the Closing Date or for the portion of any Straddle Period beginning after the Closing Date;

(d)                                 any and all Taxes attributable to acts or transactions of the Company or any Subsidiary occurring on the Closing Date but after the Closing and not in the ordinary course of business, to the extent that such Taxes are not Pre-Closing Taxes; or

(e)                                  any claim pursuant to Section 4.3(d);

provided, however, that the foregoing indemnification rights shall be exercised by, and only by, the Securityholders’ Representative on behalf of the Support Agreement Securityholders.

Section 10.4.                          Limitations.

(a)                                 Notwithstanding any other provisions of this Agreement to the contrary, no claim may be made by any Parent Indemnified Party for indemnification for any Warranty Breach (other than a claim arising from any breach or inaccuracy of any of the Fundamental Representations, fraud or intentional misrepresentation) unless and until the aggregate amount of Losses for which the Indemnified Parties seek to be indemnified pursuant to Section 10.2(a) exceeds Twenty Thousand Dollars ($20,000), at which time the Parent Indemnified Parties shall be entitled to indemnification for the amount of Losses that exceeds such amount.  Notwithstanding any other provision of this Agreement to the contrary, for purposes of determining the Support Agreement Securityholders’ liability to the Parent Indemnified Parties and whether the foregoing threshold has been exceeded, Losses shall be deemed not to include a Loss or Losses from any individual claim or series of related claims for indemnification in an amount of less than Five Thousand Dollars ($5,000) (other than a claim arising from any breach or inaccuracy of any of the Fundamental Representations, fraud or intentional misrepresentation).

(b)                                 Notwithstanding any other provisions of this Agreement to contrary, except for (i) breaches of the Fundamental Representations, (ii) fraud, or (iii) intentional misrepresentation, the aggregate amount for which the Support Agreement Securityholders shall be liable to the Parent Indemnified Parties for all Losses for Warranty Breaches shall not exceed twenty-five percent (25%) of the Net Closing Date Consideration; provided, that, the aggregate amount for which the Support Agreement Securityholders shall be liable to the Parent Indemnified Parties for all Losses for breaches of Fundamental Representations shall not exceed one hundred percent (100%) of the Net Closing Date Consideration.

(c)                                  Notwithstanding anything to the contrary in this Agreement, the Support Agreement Securityholders shall not have any liability to any Parent Indemnified Party if any Tax attributes of the Company or any Subsidiary (including, but not limited to, net operating loss carryovers, capital loss carryovers, adjusted basis or credits) are not available to the Company, any Subsidiary, Parent, or any of their Affiliates for any taxable period.

(d)                                 In no event shall any Indemnifying Party be responsible and liable for any Losses or other amounts under this Agreement that are consequential, in the nature of lost profits, diminution in value, damage to reputation or the like, special or punitive or otherwise not actual Losses.  Parent shall (and shall cause the Company and any Subsidiary to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Losses for which indemnification is provided to any Parent Indemnified Party. The amount of any Losses for which indemnification is provided under this Agreement shall be reduced by any related recoveries to which the Indemnified Party is entitled under insurance policies.

(e)                                  Any Support Agreement Securityholder that elected to receive Stock Consideration may, in his sole discretion, satisfy all or a portion of his obligations under this Article X by delivering to Parent a number of shares of Parent Common Stock with a value equal to the amount thereof.  For this purpose, the “value” of any shares of Parent Common Stock delivered in satisfaction of an indemnity claim shall be the greater of (i) Two Dollars ($2.00) per share and (ii) the average of the last reported sales price per share (or in the absence of a last reported sales price, the average of the Closing Price) of Parent Common Stock over the ten (10) consecutive trading days ending two trading days before such shares are delivered to Parent as provided above (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Parent Common Stock since the beginning of such ten (10) day period), multiplied by the number of such shares of Parent Common Stock delivered to Parent to satisfy the indemnification claim.

Section 10.5.                          Procedures.

(a)                                 Promptly after the discovery by any Indemnified Party of any Loss or Losses, claim or breach, including any third party claim, that would reasonably be expected to give rise to a claim for indemnification hereunder, the Indemnified Party shall deliver to the Securityholders’ Representative, or to Parent, as the case may be, a certificate (a “Claim Certificate”) that:

(i)                                   states that the Indemnified Party has paid or properly accrued Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Indemnified Party may be entitled to indemnification pursuant to this Agreement; and

(ii)                                specifies in reasonable detail, to the extent practicable and available, each individual item of Loss included in the amount so stated, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Indemnified Party claims to be entitled hereunder; provided that no delay on the part of any Indemnified Party in notifying the Securityholders’ Representative, or Parent, as the case may be, shall relieve the Indemnifying Parties of any liability or obligations hereunder except to the extent that the Indemnifying Parties have been prejudiced thereby, and then only to such extent.

(b)                                 If the Indemnifying Party objects to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, the Indemnifying Party shall deliver a written notice to such effect to the Indemnified Party within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate.  Thereafter, the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties for a period of not less than sixty (60) days after receipt by the Indemnified Party of such written objection with respect to each of such claims to which the Indemnifying Party has objected.  If the Indemnified Party and the Indemnifying Party agree with respect to any of such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum setting forth such agreement.  Should the Indemnified Party and the Indemnifying Party fail to agree as to any particular item or items or amount or amounts within such sixty (60) day period, then either party shall be entitled to pursue its available remedies for resolving its claim for indemnification.

(c)                                  Within thirty (30) days after delivery of a Claim Certificate, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of a third party claim with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if the ad damnum is less than or equal to the amount of Losses for which the Indemnifying Party is liable under this Article X and (ii) the Indemnifying Party may not assume control of the defense of a third party claim involving criminal liability or in which equitable relief is sought against the Indemnified Party.  If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a third party claim, the Indemnified Party shall control such defense.  The non-controlling party may participate in such defense at its own expense.  The controlling party shall keep the non-controlling party advised of the status of such third party claim and the defense thereof and shall consider in good faith recommendations made by the non-controlling party with respect thereto.  The non-controlling party shall furnish the controlling party with such information as it may have with respect to such third party claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the controlling party in the defense of such third party claim.  The fees and expenses of counsel to the Indemnified Party with respect to a third party claim shall be considered Losses for purposes of this Agreement if (i) the Indemnified Party controls the defense of such third party claim pursuant to the terms of this Section 10.5(c) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such third party claim.  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any third party claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party.  The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such third party claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(d)                                 Notwithstanding anything herein to the contrary, the Securityholders’ Representative shall have the right to control any Tax audit, initiate any claim for refund, and contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date with respect to the Company and any Subsidiary; provided, however, that the Stockholders’ Representative shall consult with Parent prior to the settlement of any such proceedings that could reasonably be expected to adversely affect Parent, the Company or any Subsidiary in any taxable period ending after the Closing Date, which consent shall not be unreasonably withheld, conditioned or delayed.  Parent shall have the right, at its own expense, to control any other Tax audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to the Company and any Subsidiary; provided that, with respect to any item the adjustment of which may cause the Support Agreement Securityholders to become obligated to make any payment pursuant to Section 10.2 hereof, Parent shall consult with the Securityholders’ Representative with respect to the resolution of any issue that would affect the Securityholders, and not settle any such issue, or file any amended Tax Return relating to such issue, without the consent of the Securityholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)                                  Claims for Losses specified in any Claim Certificate to which the Indemnifying Party has not objected in writing within thirty (30) days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in this Section 10.5(e) and claims for Losses the validity and amount of which have been the subject of resolution by arbitration or of a final non-appealable judicial determination are hereinafter referred to, collectively, as “Agreed Claims.”  The Indemnified Party shall be entitled to payment for any Agreed Claim within ten (10) Business Days of the determination of the amount of any such Agreed Claims.

(f)                                   Any indemnification payments made pursuant to this Article X shall constitute a purchase price adjustment for Tax purposes.

(g)                                  For purposes of this Section 10.5, all notices to be delivered to, or any actions to be taken by, a Support Agreement Securityholder, whether as an Indemnified Party or as an Indemnifying Party, shall be satisfied by delivering notice to, and only to, and any such action shall be taken by, and only by, the Securityholders’ Representative.

Section 10.6.                          No Subrogation.  Following the Closing, no Support Agreement Securityholder shall have any right of indemnification, contribution or subrogation against the Company with respect to any indemnification claim arising pursuant to Section 10.2.

Section 10.7.                          Exclusive Remedy.  Except in the case of fraud or intentional misrepresentation, from and after the Closing, the exclusive remedy for any Indemnified Party for Losses or other monetary damages arising from a breach of this Agreement and the documents evidencing the Transactions shall be the indemnification provided under this Article X.

Section 10.8.                          Securityholders’ Representative.

(a)                                 Attorney-in-Fact.  By virtue of the adoption of this Agreement and the approval of the Merger by the Securityholders, each Securityholder (regardless of whether or not such Securityholder votes in favor of the adoption of this Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) hereby initially appoints, as of the date of this Agreement, the Securityholders’ Representative, as his, her or its true and lawful agent and attorney-in-fact to enter into any agreement and any Transactions contemplated by this Agreement, and to (i) give and receive notices and communications to or from Parent (on behalf of itself or any other Party) relating to this Agreement or any of the Transactions and other matters contemplated hereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Securityholders individually), (ii) employ and obtain the advice of legal counsel, accountants and other professional advisors as the Securityholders’ Representative, in its sole discretion, deems necessary or advisable in the performance of his duties as Securityholders’ Representative and to rely on their advice and counsel; (iii) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to any claims brought against any Securityholders relating to this Agreement or the Transactions contemplated hereby, (iv) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any such Securityholder or by any such Securityholder against any Indemnified Party or any dispute between any Indemnified Party and any such Securityholder, in each case relating to this Agreement or the Transactions contemplated hereby, (v) amend this Agreement or any other agreement referred to herein or contemplated hereby, and (vi) take all actions necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing and as contemplated by this Article X and Sections 3.1(f) and 9.7 hereof, in each case without having to seek or obtain the consent of any Person under any circumstance.

(b)                                 Replacement of Securityholders’ Representative.  If the Securityholders’ Representative resigns or ceases to function in such capacity for any reason whatsoever, then the holders of a majority of the Company Common Stock outstanding on the date hereof shall appoint a successor; provided, however, that if for any reason no successor has been appointed (i) within ninety (90) days, or (ii) thirty (30) days if there is an indemnification claim then pending pursuant to this Article X, then Parent shall have the right to appoint a successor provided that such successor is not an Affiliate of Parent.

(c)                                  Liability of Parent and the Surviving Entity.  Parent and the Surviving Entity are hereby relieved from any liability to any Person for any acts done by them in accordance with any action (such as written decision, consent or instruction) of the Securityholders’ Representative.  Upon consummation of the Merger, each Securityholder shall be deemed to have ratified and confirmed all that which the Securityholders’ Representative shall do or cause to be done by virtue of its appointment as Securityholders’ Representative.

ARTICLE XI.

CONDITIONS PRECEDENT TO PERFORMANCE BY THE COMPANY

The obligations of the Company to consummate the Transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Company in its sole discretion:

Section 11.1.                          Representations and Warranties of Parent and MergerSub.  Each of the representations and warranties of Parent and MergerSub contained in this Agreement (read without any materiality or Knowledge qualifications) (i) shall be true and correct in all material respects as of the date of this Agreement (except in any case that such representations and warranties speak as of an earlier date need only be true and correct in all material respects as of such specified date) and (ii) shall be true and correct as of the Closing Date (or such specified date) except to the extent that the inaccuracy of any such representation or warranty is the result of events or circumstances occurring subsequent to the date of this Agreement and any such inaccuracies, individually or in the aggregate, would not have a Parent Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the Transactions contemplated by this Agreement.

Section 11.2.                          Covenants of Parent and MergerSub.  Parent and MergerSub shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Parent and MergerSub on or prior to the Closing Date.

Section 11.3.                          Closing Certificate.  The Company shall have received a certificate, dated the Closing Date, in substantially the form attached as Exhibit C hereto, signed by an executive officer of Parent, certifying on behalf of Parent that the conditions specified in the foregoing Sections 11.1 and 11.2 have been satisfied.

Section 11.4.                          No Parent Material Adverse Effect.  Since the date of this Agreement, no Parent Material Adverse Effect shall have occurred.

Section 11.5.                          Consents and Approvals.  All Consents of any Governmental Authority shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 11.6.                          Company Stockholder Approval.  The Merger shall have been approved by a majority of the stockholders of the Company at a duly called meeting of the stockholders of the Company.

Section 11.7.                          Delivered Revenues.  Delivered Revenues are at least seventy-percent (70%) of the Baseline Revenues, provided, that, the Company shall have complied with its obligations under Section 7.3.

Section 11.8.                          No Violation of Orders; Litigation.  No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Authority that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the Transactions contemplated hereby shall be in effect; and, except for a claim in respect of a brokers’ or finders’ fee resulting from circumstances disclosed to the Company in the Disclosure Schedule of Parent, no action or proceeding before any court or regulatory authority, domestic or foreign, shall be pending by any Governmental Authority or by any other Person, (i) which seeks to prevent or delay the consummation of the Transactions contemplated by this Agreement, (ii) which challenges the validity or enforceability of this Agreement, or (iii) which prohibits the ownership or operation of the Company or any of its Subsidiaries of all or any material portion of the business or assets of the Company or any of its Subsidiaries, and in any of the foregoing cases has a reasonable likelihood of success in the reasonable opinion of counsel to the Company.

Section 11.9.                          Interested Persons.  As of the Closing Date, at least seventy-five percent (75%) of the Board of Trustees of each Fund shall not be “interested persons” (as defined in Section 2(a)(19) of the Investment Company Act) of the Company or Parent.

Section 11.10.                   Investors’ Rights Agreement.  Parent shall have entered into the Investors’ Rights Agreement with the Key Company Employees and each of the individuals receiving shares of Parent Common Stock as Merger Consideration.

Section 11.11.                   Investment Company.  None of the Parent nor any of the Subsidiaries of the Parent (i) shall be an “investment company” as defined in the Investment Company Act, or (ii) shall be relying on the exception from the definition of “investment company” in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

ARTICLE XII.

CONDITIONS PRECEDENT TO PERFORMANCE BY PARENT AND MERGER SUB

The obligations of Parent and MergerSub to consummate the Transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Parent in its sole discretion:

Section 12.1.                          Representations and Warranties of the Company.  Each of the representations and warranties of the Company contained in this Agreement (read without any materiality or Knowledge qualifications) (i) shall be true and correct in all material respects as of the date of this Agreement (except in any case that such representations and warranties speak as of an earlier date need only be true and correct in all material respects as of such specified date) and (ii) shall be true and correct as of the Closing Date (or such specified date) except to the extent that the inaccuracy of any such representation or warranty is the result of events or circumstances occurring subsequent to the date of this Agreement and any such inaccuracies, individually or in the aggregate, would not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the Transactions contemplated by this Agreement.

Section 12.2.                          Covenants of the Company.  The Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

Section 12.3.                          Closing Certificate.  Parent shall have received a certificate, dated the Closing Date, in substantially the form attached as Exhibit D hereto, signed by an executive officer of the Company, certifying on behalf of the Company that the conditions specified in the foregoing Sections 12.1 and 12.2 have been satisfied.

Section 12.4.                          No Company Material Adverse Effect.  Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.

Section 12.5.                          Consents and Approvals.  All Consents of any Governmental Authority and of any other Person shall have been duly obtained and shall be in full force and effect on the Closing Date.

Section 12.6.                          Company Stockholder Approval.  The Merger shall have been approved by a majority of the stockholders of the Company at a duly called meeting of the stockholders of the Company.

Section 12.7.                          Delivered Revenues.  Delivered Revenues are at least seventy-percent (70%) of the Baseline Revenues.

Section 12.8.                          No Violation of Orders; Litigation.  No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Authority that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the Transactions contemplated hereby shall be in effect; and, except for any claim in respect of a brokers’ or finders’ fee resulting from circumstances disclosed in the Disclosure Schedule of Parent, no action or proceeding before any court or regulatory authority, domestic or foreign, shall be pending by any Governmental Authority or by any other Person, (i) which seeks to prevent or delay the consummation of the Transactions contemplated by this Agreement, (ii) which challenges the validity or enforceability of this Agreement, (iii) which prohibits the ownership or operation of the Company or any of its Subsidiaries of all or any material portion of the business or assets of the Company or any of its Subsidiaries, and in any of the foregoing cases has a reasonable likelihood of success in the reasonable opinion of counsel to Parent.

Section 12.9.                          Key Employment Agreements.  Each of the Key Company Employees shall continue to be employed by the Company and/or its Subsidiaries and the Key Employment Agreements shall be in full force and effect on the Closing Date.

Section 12.10.                   Investors’ Rights Agreement.  Parent shall have entered into the Investors’ Rights Agreement with the Key Company Employees and each of the individuals receiving shares of Parent Common Stock as Merger Consideration.

Section 12.11.                   Support Agreement.  The Company shall have delivered the Support Agreement to Parent, which shall have been executed by Securityholders holding not less than ninety-two percent (92%) of the outstanding Company Common Stock immediately prior to the Effective Time.

Section 12.12.                   Resignation of Subsidiary Directors.  The Company shall have delivered, or cause to be delivered, to Parent letters of resignation of the members of the Board of Directors of each of the Company’s Subsidiaries.

Section 12.13.                   Required Financials.  The Company shall have delivered the Required Financials to Parent and Parent shall have received a certificate, dated the Closing Date, signed by Peter M. Donovan, certifying on behalf of the Company that, based on his Knowledge, the Required Financials fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of, and for, the periods presented in the Required Financials.

Section 12.14.                   Investment Company.  None of the Company nor any of the Subsidiaries of the Company (i) shall be an “investment company” as defined in the Investment Company Act, or (ii) shall be relying on the exception from the definition of “investment company” in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

Section 12.15.                   Interested Persons.  As of the Closing Date, at least seventy-five percent (75%) of the Board of Trustees of each Fund shall not be “interested persons” (as defined in Section 2(a)(19) of the Investment Company Act) of the Company or Parent.

Section 12.16.                   FIRPTA Certificate.  The Company shall have delivered, or shall cause to be delivered, to Parent an affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulation Section 1.1445-2(c)(3) in a form reasonably acceptable to Parent.

Section 12.17.                   Internal Accounting Controls.  The Company shall have a documented system of internal accounting controls that, in the reasonable judgment of Parent, are Satisfactory Internal Accounting Controls.

Section 12.18.                   Key Man Life Insurance.  Parent or the Company shall have obtained keyman insurance on the life of Peter M. Donovan having (i) a payout of not less than Five Million Dollars ($5,000,000), (ii) a term of five (5) years, and (iii) an annual premium of no greater than One Hundred Thousand Dollars ($100,000).

Section 12.19.                   Lease Consent.  The landlord under the Real Property Lease for the Leased Real Property located at 440 Wheelers Farm Road, Milford, Connecticut shall have executed and delivered a written instrument granting its consent to the Transactions contemplated hereby in accordance with the terms and conditions of such Real Property Lease.

ARTICLE XIII.

TERMINATION

Section 13.1.                          Conditions of Termination.  Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

(a)                                 by mutual consent of the Company and Parent;

(b)                                 by Parent by written notice to the Company if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement and as a result of such breach the conditions set forth in Sections 12.1 and 12.2 hereof, as the case may be, would not then be satisfied at the time of such breach; provided, however, that if such breach is curable by the Company within twenty (20) days through the exercise of its commercially reasonable efforts, then for so long as the Company continues to exercise such commercially reasonable efforts Parent may not terminate this Agreement under this Section 13.1(b) unless such breach is not cured within twenty (20) days from written notice to the Company of such breach (provided, that Parent and MergerSub are not then in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured);

(c)                                  by the Company by written notice to Parent if Parent or any of MergerSub have breached any representation, warranty, covenant or agreement contained in this Agreement and as a result of such breach the conditions set forth in Sections 11.1 and 11.2 hereof, as the case may be, would not then be satisfied at the time of such breach; provided, however, that if such breach is curable by Parent within twenty (20) days through the exercise of its commercially reasonable efforts, then for so long as Parent continues to exercise such commercially reasonable efforts the Company may not terminate this Agreement under this Section 13.1(c) unless such breach is not cured within twenty (20) days from written notice to Parent of such breach (provided, that the Company is not then in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured);

(d)                                 by the Company or Parent by written notice to the other if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Transactions contemplated hereby or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transactions contemplated hereby, by any Governmental Authority which would make consummation of the Transactions contemplated hereby illegal; and

(e)                                  by the Company or Parent by written notice to the other if the Closing shall not have been consummated prior to 5:00 p.m. New York Time on the one hundred and eightieth (180th) calendar day following the date hereof; provided that the right to terminate this Agreement under this Section 13.1(e) shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been both willful and the cause of, or resulted in, the failure of the Closing to occur on or before such date.

Section 13.2.                          Effect of Termination.  In the event of the termination of this Agreement as provided in Section 13.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, Parent or MergerSub, or their respective officers, directors, shareholders, or other Persons under their control, except for any liability of any Party for fraud or willful breaches of this Agreement prior to such termination, and provided that the provisions of Articles XIII and XIV hereof shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE XIV.

MISCELLANEOUS

Section 14.1.                          Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the approval of the Securityholders, by written agreement of the Parties hereto, by action taken by, as applicable, their respective Boards of Directors; provided, however, that following approval of the Transactions by the Securityholders, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the Securityholders without such approval.

Section 14.2.                          Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any Party may, subject to applicable Law, (i) waive any inaccuracies in the representations and warranties of any other Party hereto, (ii) extend the time for the performance of any of the obligations or acts of any other Party hereto or (iii) waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions.  Notwithstanding the foregoing, no failure or delay by the Company, Parent or MergerSub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 14.3.         Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 14.3 shall be null and void.

Section 14.4.         Disclosure Schedule; Construction of Certain Provisions.

(a)           Disclosures in one particular section of the Disclosure Schedule shall constitute an exception to the corresponding Section of this Agreement and to any other Section(s) of this Agreement to the extent (notwithstanding the absence of a specific cross-reference in the Disclosure Schedule or exception in such other Section(s)) it is reasonably apparent that such disclosure applies to such other Section(s).  It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedule is or is not material for purposes of this Agreement.  Furthermore, the inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Company or any of its Subsidiaries or business, has or would have a Company Material Adverse Effect, Parent Material Adverse Effect, or is outside the ordinary course of business.  No parol evidence of any nature shall be used in the construction or interpretation of this Agreement.

(b)           From time to time commencing on the date of this Agreement and until the Closing Date (or such earlier date as this Agreement may be terminated in accordance with Article XIII), the Company shall deliver to Parent written notice of any event or development that would render any statement, representation or warranty of the Company in this Agreement (including the Company’s Disclosure Schedule) inaccurate or incomplete in any material respect.  Any such updated disclosure made by the Company between the date hereof and the Closing Date shall be deemed to amend and supplement the Company’s Disclosure Schedule for all purposes of this Agreement except for (i) determining pursuant to Section 12.1 whether Parent and MergerSub are required to consummate the Transactions contemplated by this Agreement, and (ii) Parent’s right to terminate this Agreement pursuant to, and in accordance with (including the Company’s right to cure), clause (b) of Section 13.1.

(c)           From time to time commencing on the date of this Agreement and until the Closing Date (or such earlier date as this Agreement may be terminated in accordance with Article XIII), Parent shall deliver to the Company written notice of any event or development that would render any statement, representation or warranty of Parent in this Agreement (including Parent’s Disclosure Schedule) inaccurate or incomplete in any material respect.  Any such updated disclosure made by Parent between the date hereof and the Closing Date shall be deemed to amend and supplement Parent’s Disclosure Schedule for all purposes of this Agreement except for (i) determining pursuant to Section 11.1 whether the Company is required to consummate the Transactions contemplated by this Agreement, and (ii) the Company’s right to terminate this Agreement pursuant to, and in accordance with (including Parent’s right to cure), clause (c) of Section 13.1.

Section 14.5.         Counterparts; Facsimile; Electronic Transmission.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

Section 14.6.         Entire Agreement; No Third-Party Beneficiaries.

(a)           This Agreement and the Disclosure Schedules (i) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and (ii) are not intended to and shall not confer upon any Person other than the Parties hereto any rights or remedies hereunder.  The execution and delivery of this Agreement shall have no effect on the Non-Competition and Non-Solicitation Agreements being signed by the Key Company Employees simultaneously herewith.

(b)           Parent and MergerSub waive and will not assert, and each agrees to cause the Surviving Entity and each of its Subsidiaries to waive and to not assert, any conflict of interest arising out of or relating to the representation of the Securityholders’ Representative, any Support Agreement Securityholder, any officer, employee or director of the Company or any of its Subsidiaries or any Fund or affiliate thereof (each, a “Designated Person”) in any matter involving this Agreement or any other agreements or transactions contemplated hereby (including any litigation, arbitration, mediation or other proceedings), by any legal counsel currently representing the Company or any of its Subsidiaries or any Fund in connection therewith.

(c)           Parent and MergerSub waive and will not assert, and each agrees to cause the Surviving Entity and each of its Subsidiaries to waive and to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the current representation or in connection with any representation of any Designated Person after the Effective Time, including in connection with a dispute with Parent, and following the Closing, with the Surviving Entity or any of its Subsidiaries, it being the intention of the Parties that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by such Designated Person in connection with a dispute in which such Designated Person is a party; provided that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other agreements or transactions contemplated hereby and thereby, or to communications with any Person other than the Designated Persons and their advisors.

Section 14.7.         Governing Law; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts executed in and to be performed entirely within that State. Each of the Parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement or the Transactions.

Section 14.8.         Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions contemplated by this Agreement shall be paid half by the Securityholders and half by Parent when due, and the Securityholders and Parent each will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges required to be filed by each such Party, and, if required by applicable law, the Securityholders and Parent will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 14.9.         Notices.  All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses:

If to the Company:

The Winthrop Corporation

c/o Wright Investors’ Service

440 Wheelers Farms Road

Milford, CT 06461 USA

Attention:  Peter M. Donovan

Facsimile:  203-783-4401

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention:  Leonard A. Pierce, Esq.

Facsimile:  617-526-5000

If to Parent or MergerSub:

National Patent Development Corporation

100 South Bedford Road, Suite 2R

Mount Kisco, NY 10549

Attention:  Harvey Eisen

Facsimile:  914-242-5798

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:  Michael A. Schwartz, Esq.

Facsimile:  212-728-9267

If to the Securityholders’ Representative:

Peter M. Donovan

c/o Wright Investors’ Service

440 Wheelers Farms Road

Milford, CT 06461 USA

Attention:  Peter M. Donovan

Facsimile:  203-783-4401

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention:  Leonard A. Pierce, Esq.

Facsimile:  617-526-5000

or such other address or facsimile number as such Party may hereafter specify by like notice to the other Parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 14.10.       Binding Arbitration.

(a)           Any controversy, claim or dispute arising out of or relating to this Agreement or the Transactions (a “Dispute”) shall be submitted first to mediation to be conducted in New York, New York and administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Procedures before resorting to arbitration.

(b)           If the Dispute is not resolved within thirty (30) days after the request for mediation, any unresolved Dispute shall be exclusively resolved by final and binding arbitration administered by the AAA under the Procedures for Large, Complex Commercial Disputes of its Commercial Arbitration Rules, amended and effective June 1, 2009 (the “2009 Rules”), and judgment on the award may be entered in any federal or state court located in New York County, New York. The arbitration shall be before a single arbitrator and shall be conducted in New York, New York.

(c)           The arbitrator shall be selected jointly parties to the arbitration. The arbitrator shall be an attorney practicing law in New York.  If the parties to the arbitration are unable to agree on the selection of an arbitrator within thirty (30) days of submission of the Dispute to arbitration, then the arbitrator shall be selected pursuant to the procedures set forth in Rule 11 of the 2009 Rules, except that (i) the AAA shall send to each party to the Dispute an identical list of 15 names of persons chosen from Large, Complex Commercial Case Panel and (ii) each party may strike not more than 10 names from the list, number the remaining names in order of preference, and return the list to the AAA within fifteen (15) days from the transmittal date.  If the Parties fail to select an arbitrator from the first list of names, then (x) the AAA shall send to each party an second list of 10 names of additional persons chosen from Large, Complex Commercial Case Panel and (y) each party may strike not more than five (5) names from the list, number the remaining names in order of preference, and return the list to the AAA within fifteen (15) days from the transmittal date.  The AAA shall appoint the single arbitrator only in the event that an arbitrator is not selected pursuant to the procedures set forth above.

(d)           The arbitration hearing shall be commenced promptly and conducted expeditiously, with each party being allocated an equal amount of time for the presentation of its case.  Unless otherwise agreed to by the Parties, an arbitration hearing shall be conducted on consecutive days.  The arbitrator must give effect to legal privileges including the attorney-client privilege and the work-product immunity.  The arbitrator shall render a binding decision within twenty (20) days following the completion of the arbitration hearing, unless otherwise agreed by the parties.  The award shall be in writing and shall be signed by the arbitrator.  In rendering the award the arbitrator shall abide by (i) the terms and conditions of this Agreement, including, any and all restrictions, prohibitions or limitations on damages or remedies and (ii) the arbitration law of the State of New York.  To the fullest extent permitted by law, the arbitration proceedings and award shall be maintained in confidence by the Parties.

(e)           Each Party hereby consents to a single, consolidated arbitration proceeding of multiple claims, or claims involving more than two of the Parties.   If, at any time prior to the award being signed, some or all of the parties to the arbitration resolve the Dispute as between them, then, the arbitration will promptly be discontinued as to such parties.  The arbitrator shall retain jurisdiction to resolve the Dispute as to any remaining parties.

(f)            The award shall be subject to confirmation or can be modified or vacated on grounds cited in the Federal Arbitration Act.

(g)           Any Party may, without waiving any remedy of arbitration, seek from a court or agency having jurisdiction, any interim, equitable or provisional relief in aid of arbitration, solely for the purpose of protecting the property or rights of that Party pending the arbitrators’ final determination of the merits of the Dispute.  Parties seeking relief under this Section 14.10(g) shall bear all their own costs, fees and expenses, including their attorneys fees.

(h)           The costs and expenses of the arbitrator shall be borne proportionately by the parties to the arbitration proceeding based on the resolution of the Dispute by the arbitrator.  Such proportionate sharing of expenses will be determined by the arbitrator.  The arbitrator shall have the authority to award attorneys fees and expenses to the prevailing party, but are not required to do so.  The arbitrator shall not have the authority to award any punitive or exemplary damages to any Party.  The Support Agreement Securityholders shall proportionately bear their costs and expenses and those of the Securityholders’ Representative.

(i)            The Parties agree that the arbitrator shall have the authority to award pre-judgment and post-judgment interest for the period until judgment on an award is paid.

(j)            The Parties consent to the exclusive jurisdiction of the federal or state courts located in the County of New York, State of New York in connection with any proceedings to (i) enforce this Section 14.10, (ii) seek provisional relief in connection with any arbitration or (iii) enforce any arbitration award.  Service of process in connection with any such proceedings shall be sufficient if made by hand delivery or by overnight courier service to the Parties at the address as to which notice is to be sent under this Agreement.  In the event of any court proceeding related to this arbitration, the prevailing party shall be awarded all costs incurred by such party, including payment of its attorneys’ fees, except as set forth in Section 14.10(g).

(k)           Except as may be required by law, neither the Parties nor the arbitrator shall disclose the existence, content or results of any arbitration without the prior written consent of the parties to the arbitration proceeding.

Section 14.11.       Public Announcements.  Except as required by applicable Law, no Party to this Agreement shall, and no Party to this Agreement shall permit any of its agents or Representatives to, make any press release or public announcement concerning this Agreement or the Transactions contemplated hereby without the prior written approval of the other Parties hereto; provided, however, following the execution of this Agreement and the Closing, as the case may be, Parent and the Company shall cooperate to prepare and release mutually agreeable press releases or public announcements regarding this Agreement and the Transactions contemplated hereby.

Section 14.12.       Parties in Interest.  Except as expressly provided in this Agreement, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than Parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the Company or Parent.  Except with respect to the rights of the Securityholders to receive the Merger Consideration on the terms set forth herein after the Closing Date and the Securityholders’ Representative’s rights as set forth in Section 10.8 of this Agreement, no provision of this Agreement shall give any third parties any right of subrogation or action over or against the Company or Parent.

Section 14.13.       Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 14.14.       Remedies.  Except as otherwise provided in this Agreement, including Section 10.7, any and all remedies expressly conferred upon a Party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity.  The exercise by a Party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy available to such Party.

Section 14.15.       Section and Paragraph Headings.  The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

NATIONAL PATENT DEVELOPMENT CORPORATION

By:	/s/ Harvey P. Eisen
	Name:	Harvey P. Eisen
	Title:	Chief Executive Officer and President

NPT ADVISORS INC.

By:	/s/ Harvey P. Eisen
	Name:	Harvey P. Eisen
	Title:	Chief Executive Officer, President, and Chairman

THE WINTHROP CORPORATION

By:	/s/ Peter M. Donovan
	Name:	Peter M. Donovan
	Title:	Chief Executive Officer

SECURITYHOLDERS’ REPRESENTATIVE

By:	/s/ Peter M. Donovan
	Name:	Peter M. Donovan

[SIGNATURE PAGE TO MERGER AGREEMENT]